Exhibit 10.6

MASTER LEASE AGREEMENT

dated as of December 15, 2020

by and between

AIMCO FITZSIMONS 3A LESSOR, LLC,

as Landlord,

And

FREMONT LESSEE, LLC,

as Tenant

MASTER LEASE AGREEMENT

TABLE OF CONTENTS

1.	The Property		1

	(a)	Lease of Property	1
	(b)	Condition of Property	1
	(c)	Use	2

2.	Term; Termination; Residual Value of the Property		2

	(a)	Lease Term	2
	(b)	Termination Option	2
	(c)	Residual Value of the Property	7

3.	Rent		8

	(a)	Base Rent	8
	(b)	Additional Rent	8
	(c)	Payment of Rent	8
	(d)	Maintenance; Net Lease	8
	(e)	Late Fee; Interest	9

4.	Taxes and Impositions		9

	(a)	Real Estate Taxes and Assessments	9
	(b)	Impositions	10
	(c)	Payment of Taxes and Impositions	10
	(d)	Tax Liens	11
	(e)	Right to Contest Taxes and Impositions	11
	(f)	Limitation on Taxes	11

5.	Utilities		11

6.	Redevelopment		11

	(a)	Development/Redevelopment of the Property	11
	(b)	Contractors and Supervision	12
	(c)	Construction Financing	13
	(d)	Governmental Approvals; Landlord Cooperation	13
	(e)	Compliance with Laws	13
	(f)	Compliance with Private Restrictions	13
	(g)	Inspection, Audit and Reporting Requirements	14
	(h)	Lease-Up of the Property	15
	(i)	Easements	15
	(j)	Third Party Property Rights	15

7.	Environmental		15

	(a)	Restrictions	15
	(b)	Hazardous Substances	15
	(c)	Environmental Audit	16

	(d)	Survival	16

8.	Maintenance		17

9.	Alteration; Demolition		17

10.	Insurance		17

	(a)	Property Insurance	17
	(b)	Liability Insurance	17
	(c)	Business Automobile Liability Insurance	18
	(d)	Workers Compensation and Employer’s Liability Insurance	18
	(e)	Professional Liability Insurance	18
	(f)	Additional Insurance	18
	(g)	Insurer	18
	(h)	Umbrella Policies	18
	(i)	Self-Insurance	18
	(j)	General Requirements	19
	(k)	Release; Waiver of Subrogation Property	19
	(l)	Contractor’s Insurance	19

11.	Casualty		22

	(a)	Notice of Casualty	22
	(b)	Restoration	22

12.	Condemnation		23

	(a)	Taking	23
	(b)	Partial Taking	23
	(c)	Temporary Taking	23

13.	Assignments and Subleases; Transfer by Landlord		24

	(a)	Transfers	24
	(b)	Permitted Transfers	24
	(c)	Sale of Leasehold Interest	24
	(d)	Conditions for Assignment	25
	(e)	Non-Release During Term	26

14.	Financing and Reporting		26

	(a)	Leasehold Mortgages	26
	(b)	Consents	26
	(c)	Default Notice	26
	(d)	Defaults	27
	(e)	Assignees	27
	(f)	New Lease	27
	(g)	Financial Condition	28
	(h)	Legal Proceedings	28
	(i)	No Merger	28
	(j)	Bankruptcy	28
	(k)	Further Assurances; Subordination	29

	(l)	Landlord’s Mortgages	29

15.	Indemnification		30

	(a)	Indemnification by Tenant	30
	(b)	Environmental Indemnity	30
	(c)	General Indemnity Provisions	30
	(d)	Indemnification by Landlord	31
	(e)	Survival	31
	(f)	Limitation of Liability	31

16.	Tenant Defaults and Remedies		32

	(a)	Default	32
	(b)	Remedies	33

17.	Representations and Warranties		34

	(a)	Representations and Warranties of Tenant	34
	(b)	Representations and Warranties of Landlord	35

18.	Notices		36

	(a)	Notices	36
	(b)	Additional Provisions	37

19.	Mechanic’s Liens		37

20.	Surrender		37

21.	Brokers		38

22.	Estoppel Certificates		38

23.	Memorandum of Lease		38

24.	Landlord Covenants		38

	(a)	Quiet Enjoyment	38
	(b)	Landlord’s Access	39

25.	Holdover		39

26.	Dispute Resolution		39

	(a)	Representatives	39
	(b)	Arbitration	39
	(c)	Binding Agreement	42

27.	Miscellaneous		42

	(a)	Waiver	42
	(b)	Severability	42
	(c)	Modifications	42
	(d)	Binding Effect	42
	(e)	Entire Agreement; Addendum	42
	(f)	Counterparts	43
	(g)	Expenses	43

(h)	Interpretation	43
(i)	No Third-Party Beneficiaries	43
(j)	Governing Law and Jurisdiction	43
(k)	WAIVER OF JURY TRIAL	43
(l)	Time of the Essence; Business Days	44
(m)	Force Majeure	44
(n)	Intentionally Omitted	44
(o)	Tax Treatment	44
(p)	REIT Protections	45

List of Schedules

The Property	Schedule 1

Form of Purchase and Sale Agreement	Schedule 2

Form of Memorandum of Lease	Schedule 3

Redevelopment Plans	Schedule 4

Addendum	Schedule 5

Intentionally Omitted	Schedule 6

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Lease”) is made and entered into as of this 15th day of December, 2020 (the “Effective Date”), by and between AIMCO FITZSIMONS 3A LESSOR, LLC, a Delaware limited liability company, as landlord (“Landlord”), and FREMONT LESSEE, LLC, a Delaware limited liability company, as tenant (“Tenant”). Landlord and Tenant are referred to herein collectively as the “Parties”.

WITNESSETH:

WHEREAS, AIMCO Properties, L.P., a Delaware limited partnership (“AIR”), and Aimco Development Company, LLC, a Delaware limited liability company (“DevCo”, and together with AIR, collectively, the “MLA Parties”), entered into that certain Master Leasing Agreement, dated as of December 15, 2020 (the “Master Leasing Agreement”), pursuant to which the MLA Parties have agreed, among other things, to cause certain of their respective affiliates to enter into leases of certain real property that, in each case, is or will become subject to the Master Leasing Agreement (each, a “MLA Property”), and under each such lease, the applicable affiliate of DevCo, as tenant thereunder, will cause the development, redevelopment and/or lease-up of the subject MLA Property, as may be required and agreed upon by the MLA Parties; and

WHEREAS, Landlord owns certain real property more particularly described on Schedule 1 attached hereto (the “Land”; and the Land, together with the improvements located thereon, the “Property”), which Property has been designated as a MLA Property under the Master Leasing Agreement; and

WHEREAS, in accordance with the Master Leasing Agreement, Landlord desires to lease the Property to Tenant and Tenant desires to lease the Property from Landlord, in order, among other things, to cause the lease-up of the Property, in accordance with the terms and conditions set forth in this Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. The Property.

(a) Lease of Property. Landlord, for and in consideration of the covenants and agreements herein contained on the part of Tenant to be paid, kept, observed, and performed, hereby leases to Tenant, and Tenant hereby leases from Landlord for the Term (as hereinafter defined), the Property. Tenant’s use of the Property shall be in compliance with the terms of this Lease.

(b) Condition of Property. Tenant accepts the Property in its as-is, where-is condition, with all faults, subject to (i) all Laws (as hereinafter defined) including all zoning resolutions, restrictions, rules and ordinances, building restrictions and other laws and regulations now or hereafter applicable to the Property, (ii) all covenants, conditions, restrictions, easements and other matters of record as of the date hereof or entered into after the date hereof in accordance with the terms of this Lease, (iii) all matters an accurate survey of the Property would reveal, (iv) all express representations and warranties made by Landlord in this Lease, (v) all Known Existing

Environmental Conditions (as hereinafter defined), and (vi) all Unknown Existing Environmental Conditions (as hereinafter defined). Tenant acknowledges that (x) Tenant and its agents have had an opportunity to inspect the Property, including undertaking environmental studies of the Property; (y) Tenant has found the Property fit for its use; and (z) Landlord is not obligated to make any improvements or repairs to the Property. Except for the representations and warranties by Landlord as expressly set forth in this Lease, Landlord makes no warranty or representation, express or implied, with respect to the Property or any part thereof, including, without limitation, its fitness for use, design or condition for any particular use or purpose or otherwise, any environmental matters, or the quality of the material or any workmanship with respect to the Property, latent or patent, it being agreed that all such risks are to be borne by Tenant; provided, however, that any Known Existing Environmental Conditions shall remain the responsibility of Landlord.

(c) Use. Tenant may use the Property for any and all uses not inconsistent with this Lease and otherwise permitted under applicable Law. Tenant shall not use the Property, or permit the Property to be used, in any manner, or do or suffer any act in or about the Property which: (i) violates or conflicts with any applicable Law; (ii) causes or is reasonably likely to cause damage to the Property; (iii) violates a requirement or condition of any policy of insurance covering the Property; (iv) constitutes or is reasonably likely to constitute an unreasonable nuisance, annoyance or inconvenience to, or interference with, tenants or occupants of the Property or its equipment, facilities or systems; or (v) is otherwise prohibited under the Private Restrictions (as hereinafter defined). The uses permitted under this Section 1(c) from time to time are the “Allowable Uses.”

2. Term; Termination; Residual Value of the Property.

(a) Lease Term. The term of this Lease (the “Term”) shall commence on January 1, 2021 (the “Commencement Date”) and shall expire on December 31, 2045 (the “Expiration Date”), unless earlier terminated as provided in this Lease. The term “lease year” or “Lease Year” as used in this Lease means a period of twelve (12) successive calendar months during the Term. The first Lease Year shall begin on the Commencement Date, unless the Commencement Date is a day other than the first day of a calendar month, in which case the first Lease Year shall begin on the first day of the month following the Commencement Date. Each subsequent Lease Year shall be a period of twelve (12) calendar months, commencing at the expiration of the previous Lease Year.

(b) Termination Option.

(i) From and after the occurrence of a Termination Trigger (as defined below) with respect to the Property, but in any case, no later than sixty (60) days following the date of such occurrence, Tenant will have the option to terminate this Lease by sending to Landlord a written notice (a “Termination Notice”) stating that Tenant desires to terminate this Lease, together with reasonable documentation evidencing that a Termination Trigger has occurred and is continuing as of the date of such Termination Notice (including, without limitation, copies of paid invoices, lien releases (in statutory form, if applicable) and a rent roll). A “Termination Trigger” will have occurred when the development or redevelopment of the Property has been substantially completed (if applicable) and the Property has reached at least ninety-five percent

(95%) occupancy for a minimum period of twelve (12) consecutive months (“Stabilization”). Notwithstanding the foregoing, if the Current FMV of the Property as of the date the Termination Trigger occurs is less than the Lease Commencement FMV, then Tenant will not have a right or option to terminate this Lease pursuant to this Section 2(b) and this Lease will continue in full force and effect, and in accordance with the terms hereof.

(ii) In the event that Landlord disputes that a Termination Trigger has occurred or that such Termination Trigger is continuing as of the date the Termination Notice is sent to Landlord, Landlord will send to Tenant a Dispute Notice (as defined in and pursuant to Section 26(b)) containing an explanation of such dispute within thirty (30) days following its receipt of the Termination Notice. If, following Landlord’s delivery to Tenant of a Dispute Notice, the Parties are unable to resolve the dispute within thirty (30) days thereafter, the Parties will proceed to arbitration to resolve such dispute, in accordance with the terms of Section 26; provided, however, that the Parties will endeavor to conclude any such arbitration within thirty (30) days (e.g., the arbitrators will be selected within ten (10) days and the hearing will be held and the decision rendered within twenty (20) days thereafter) or, if possible, by the Termination Date (as defined below), and the decision rendered thereby will be final, binding and non-appealable. If any such arbitration concludes on or prior to the applicable Termination Date, and the arbitration (A) is decided in favor of Tenant, then this Lease will terminate on such Termination Date, or (B) is decided in favor of Landlord, then this Lease will continue in full force and effect, as though the applicable Termination Notice had not been sent (provided, that if the Base Rent increased (in accordance with Section 3(a)(ii)) on the basis that Stabilization had occurred, and it is determined that Stabilization did not occur, then Tenant shall receive a rent credit for any overpayment of Base Rent by Tenant due to such increase). In the event that any arbitration has not concluded on or before the applicable Termination Date, the following terms shall apply: (1) Tenant will pay all Rent amounts due after such Termination Date, through and including the date on which the arbitration concludes, into an escrow account; (2) if the arbitration is decided in favor of Tenant, then, on the date which is fifteen (15) days following the date on which the arbitration decision is rendered (the “Final Termination Date”), (a) this Lease will terminate, (b) the escrowed Rent amounts will be returned to Tenant, (c) Landlord will reimburse Tenant for all other expenses incurred in the ordinary course in connection with the Property (e.g., property management fees, repair and maintenance costs, taxes, assessments, debt service payments and related fees paid by Tenant to any Leasehold Mortgagee (as hereinafter defined) (to the extent any such payments or fees are incurred solely on account of the indebtedness secured by the Leasehold Mortgage being repaid on or about the Final Termination Date instead of on the Termination Date (as set forth in the Termination Notice), etc.) during the period commencing on the first day following the Termination Date and ending on the Final Termination Date (such period, the “Termination Extension Period”) and (d) Tenant will pay over to Landlord the aggregate amount of any rent amounts or other income collected from occupants of the Property during, and attributable to, the Termination Extension Period or any portion thereof; and (3) if the arbitration is decided in favor of Landlord, then (a) this Lease will continue in full force and effect, as though the applicable Termination Notice had not been sent, and, (b) within three (3) Business Days following the date on which the arbitration decision is rendered, the escrowed Rent amounts will be paid to Landlord (provided, that if the Base Rent increased (in accordance with Section 3(a)(ii)) on the basis that Stabilization had occurred, and it is determined that Stabilization did not occur, then Tenant shall receive a rent credit for any overpayment of Base Rent by Tenant due to such increase). Failure to send a Dispute Notice within the thirty (30) day period following Landlord’s receipt of the Termination Notice will be deemed an approval by Landlord to terminate this Lease.

(iii) Upon the affirmative or deemed approval of Landlord to terminate this Lease, the Parties will mutually collaborate to effect the termination of this Lease, which termination will be effective on the last day of the month in which occurs the sixtieth (60th) day following the date of delivery to Landlord of the Termination Notice (the “Termination Date”).

(iv) On or prior to the Termination Date, Landlord has the right, but not the obligation, to pay Tenant the Added Improvement Value Payment (as defined below) for this Lease. The “Added Improvement Value Payment” will be the amount calculated as of the Termination Date pursuant to the following formula: ninety-five percent (95%) of the resulting difference of (A) the Current FMV (as hereinafter defined) of the Property (taking into account both the value-add after the development or redevelopment and/or lease up thereof and any market fluctuations then in effect), less (B) Eighty-Nine Million and 00/100 Dollars ($89,000,000.00), being the fair market value of the Property immediately prior to the Commencement Date (the “Lease Commencement FMV”). As used herein, “Current FMV” means, as of any date of determination, the then-current fair market value of the Property, which shall be determined pursuant to the following procedures: Upon commencing discussions regarding the same, the Parties shall collaborate in an effort to mutually agree on the then-current fair market value of the Property. If the Parties do not reach mutual agreement within thirty (30) days of commencing such discussions, then within five (5) business days following the end of such thirty (30)-day period, each of the Parties will give notice to the other specifying the name and address of an appraiser; any such appraiser shall be an independent appraiser or valuation specialist or investment banker who is qualified to appraise property similar to the Property and is either a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence) or is a recognized valuation professional within the multifamily residential real estate industry, and has been actively engaged in the appraisal of multifamily residential properties for a period of not less than ten (10) years, immediately preceding its appointment under this Lease (any such appraiser, valuation specialist or investment banker meeting such standards shall be an “Appraiser”). The two Appraisers so chosen will meet within ten (10) days after notice of the selection of the second Appraiser and will endeavor to agree on the Current FMV. If, within fifteen (15) days after such notice, the two Appraisers do not agree unanimously on the Current FMV, the two Appraisers will together appoint a third Appraiser (the “Third Appraiser”). Within ten (10) days following the selection of the Third Appraiser, each of the first two Appraisers will submit his or her designation of the Current FMV to the Third Appraiser in writing; and, within five (5) days following the earlier of the expiration of such ten (10) day period and the date by which both designations have been submitted to the Third Appraiser, the Third Appraiser shall choose one of the designations presented, according to its determination of which such designation most comports with its assessment of the Current FMV (thereafter, such chosen designation being the Current FMV for all purposes hereunder). Any failure of an Appraiser to timely deliver its designation of the Current FMV in accordance herewith shall be deemed for all purposes to constitute acceptance of the other Appraiser’s timely designation of the Current FMV. The Parties agree that the fees and expenses of each of the first and second Appraiser shall be borne by the Party who appointed such Appraiser, and the fees and expenses of the Third Appraiser shall be paid by the Party whose Appraiser’s designation is not chosen by the Third Appraiser.

(v) If Landlord declines to pay Tenant the Added Improvement Value Payment hereunder, then this Lease will terminate and Tenant will have the right to cause a forced sale of Landlord’s fee interest in the Property; provided, that, Tenant may, by delivery of a written notice to Landlord within ten (10) days following the date on which Landlord so declines to make the Added Improvement Value Payment, elect to rescind the applicable Termination Notice, following which this Lease will continue in full force and effect, as though such Termination Notice had not been sent. Any proceeds received from such forced sale will be paid first to Landlord, in an amount equal to the Lease Commencement FMV, and then any proceeds remaining thereafter will be paid to Tenant. In connection with any forced sale, Tenant will manage the process thereof, determine the sale price of the Property (which will be an arms’-length third party sale that maximizes the value of the Property) and negotiate the terms of the sale documentation, using the form of purchase and sale agreement attached hereto as Schedule 2). Notwithstanding the foregoing, Tenant may be the purchaser of the Property at the forced sale, provided that in such event, Tenant shall pay a purchase price equal to the Lease Commencement FMV at such sale; and provided further, that, for the period of time commencing on the date of such sale and expiring on the one (1) year anniversary thereof, in the event Tenant subsequently intends to sell the Property pursuant to an offer received from a third party, for a gross purchase price that is less than the sum of (1) the Added Improvement Value Payment and (2) the Lease Commencement FMV, that Tenant is willing to accept (an “Offer”), then Landlord shall have a right of first refusal (a “ROFR”) with respect to any such sale of the Property.

(vi) In the event Tenant receives an Offer, Tenant will send Landlord a written notice (a “ROFR Notice”) detailing the material terms of the Offer (including purchase price and closing date), upon receipt of which Landlord will have thirty (30) days to accept or reject such Offer (or such shorter time as such Offer may permit) by delivering to Tenant written notice of the same. If Landlord timely delivers a written notice to Tenant that it intends to exercise its ROFR and proceed with the acquisition of the Property (an “Acceptance Notice”), Landlord will pay Tenant the purchase price set forth in the Offer (the “ROFR Purchase Price”), and the Parties will close on such ROFR pursuant to a purchase and sale agreement, which shall be in the form attached hereto as Schedule 2, as modified to reflect the terms of the Offer. To the extent any closing mechanics applicable to the sale of the ROFR Property are not set forth in the Offer, the Parties shall apply the closing mechanics set forth in paragraph (vii) below. If Landlord expressly declines to exercise its ROFR or otherwise fails to timely exercise its ROFR, Tenant may proceed with the transfer of the Property with the third party making the Offer on substantially the same terms as those set forth therein. If the transfer to such third party has not been consummated on all such terms within one hundred eighty (180) days of Landlord so declining (or having been deemed to so decline) to exercise its ROFR, the ROFR will be reinstated in accordance with the terms hereof.

(vii) In the event Landlord exercises its ROFR and the Parties proceed to a sale of the Property, Landlord shall be required to make an earnest money deposit (the “ROFR Deposit”) in an amount equivalent to three percent (3%) of the ROFR Purchase Price. The ROFR Deposit shall be delivered within five (5) Business Days following the delivery of the Acceptance Notice, by transfer of immediately available funds to a national title insurance company reasonably acceptable to Tenant, who shall perform the services of escrow agent for the closing of the Property. The ROFR Deposit shall be nonrefundable to Landlord (except in the event of a material default of Tenant in performing its closing obligations pursuant to the purchase and sale agreement for the transaction). The closing shall take place on the date set forth in the ROFR Notice (or on such earlier date as the Parties may mutually agree) (the “ROFR Closing Date”) and shall be completed through a customary closing escrow or held at the principal office of Tenant or such other location as the Parties shall agree upon at least five (5) Business Days prior to the ROFR Closing Date. The ROFR Purchase Price shall be paid in immediately available funds and Tenant shall convey good and marketable title (or other valid interests held by Tenant) in the subject ROFR Property to Landlord or its designee free and clear of all liens and encumbrances. If required by Landlord, all contracts and agreements between Tenant and any of its Affiliates in respect of the Property shall be terminated effective as of the ROFR Closing Date. Each Party agrees to cooperate and to take all actions and execute all documents reasonably necessary or appropriate to reflect the acquisition of the Property by Landlord (or its designee) pursuant to the terms hereof. The cost of any title insurance policy endorsements desired by Landlord shall be paid by Landlord. All other costs shall be borne by the Party who customarily bears such costs in the city and state in which the Property is located. Any risk of casualty, condemnation or loss following the date that the Acceptance Notice is delivered to Tenant and prior to the ROFR Closing Date shall be borne by Landlord, who shall succeed to all rights to insurance proceeds (other than loss of rent proceeds allocable to any period prior to the ROFR Closing Date) or condemnation awards. If the Parties fail to consummate the sale of the Property in accordance with the terms hereof within one hundred eighty days (180) of the date of the ROFR Notice, then Landlord shall no longer have a ROFR with respect to the Property and Tenant may proceed to sell, or cause the sale, of the Property to a third party (subject to the terms hereof).

(viii) In the event Landlord exercises its ROFR and proceeds to the acquisition of the Property (a “ROFR Closing”), then, solely with respect to the period of time commencing on the date on which Tenant acquired the Property pursuant to paragraph (v) above (the “Applicable Tax Period”), the following provisions shall apply: Landlord shall assume and agree to pay so much of the real estate taxes and other taxes in respect of the Property assessed for and first becoming a lien during the calendar year in which such ROFR Closing occurs (the “Current Year Taxes”) as shall be allocable to Landlord by proration (based upon the number of days in such calendar year on and after such date of the ROFR Closing). Tenant shall pay or cause to be paid (i) all delinquent real estate taxes as of the date of the ROFR Closing (to the extent incurred during the Applicable Tax Period) and (ii) so much of the Current Year Taxes as shall be allocable to Tenant (or its applicable Affiliate) by proration (based upon the number of days in such calendar year prior to the date of the ROFR Closing). Any Taxes which are payable in the calendar year in which a ROFR Closing occurs but are not due and payable at the time of such ROFR Closing and the portion of the Current Year Taxes not assumed by Landlord hereunder shall be credited to Landlord through a credit against the ROFR Purchase Price at the ROFR Closing reflected on the applicable closing statement. If the Current Year Taxes with respect to the Property have not been set as of the date thereof, the present tax rate and the most recent assessed valuation for the Property shall be used for the purposes of making the adjustments at such ROFR Closing under this paragraph and the Parties shall re-prorate within thirty (30) days following receipt of the actual final tax bill. Notwithstanding any of the foregoing to the contrary, Tenant shall have the right to prosecute (with Landlord’s reasonable cooperation after the ROFR Closing, at no expense or liability to Landlord) and retain any recovery in connection with any tax appeals or contests with respect to taxes assessed against the Property for tax periods prior to the tax period that includes the ROFR Closing Date, provided such recovery action will not result in a deferral of taxes or reassessment against the Property that negatively affects Landlord.

(ix) If a lender or third-party consent is required in connection with the termination of this Lease pursuant to this Section 2, Tenant will bear the responsibility of obtaining such consent and Tenant will pay all costs incurred in connection therewith. The provisions of this Section 2 shall survive the termination of this Lease.

(c) Residual Value of the Property. Within thirty (30) days following the Expiration Date, or, if earlier, the date of any termination of this Lease pursuant to Section 16(b), Landlord shall deliver to Tenant a written notice (a “Residual Value Notice”) setting forth Landlord’s reasonable determination of the then-current fair market value of each of (i) the Land and (ii) the improvements and fixtures situated on the Land, including any Improvements (as hereinafter defined) (collectively, the “Property Improvements”), in each case as of the Expiration Date or earlier date of termination, as applicable, and the amount of the Residual Value Shortfall (as defined below) with respect to each of the Land and the Property Improvements, if any. If the then-current fair market value of the Land as of such date (as reasonably determined by Landlord) is less than $2,750,000.00 (the “Guaranteed Land Value”), and/or the then-current fair market value of the Property Improvements as of such date (as reasonably determined by Landlord) is less than $32,750,000.00 (the “Guaranteed Improvements Value”), then Tenant shall pay to Landlord, within thirty (30) days following the date of such Residual Value Notice, (A) the amount by which the then-current fair market value of the Land is less than the Guaranteed Land Value and (B) the amount by which the then-current fair market value of the Property Improvements is less than the Guaranteed Improvements Value (any and all such amounts determined pursuant to clauses (A) and (B), collectively, the “Residual Value Shortfall”). Any failure of Landlord to timely send a Residual Value Notice to Tenant shall be deemed an acknowledgement by Landlord that the then-current fair market value of the Land is at least equal to the Guaranteed Land Value and the then-current fair market value of the Property Improvements is at least equal to the Guaranteed Improvements Value (and that the Residual Value Shortfall is “zero”), and the Parties shall have no further obligations under this Section 2(c). If Landlord sends a Residual Value Notice that does not include Landlord’s reasonable determination of the then-current fair market value of either the Land or the Property Improvements, then Landlord shall be deemed to have failed to timely send a Residual Value Notice to Tenant with respect to such excluded Land or Property Improvements, as applicable, and the immediately preceding sentence shall apply solely in respect thereto. In the event that Tenant disputes Landlord’s determination of the then-current fair market value of the Land and/or the Property Improvements, Tenant shall send to Landlord a written notice containing an explanation of such dispute (a “FMV Dispute Notice”) within fifteen (15) days following its receipt of the Residual Value Notice. If the Parties are unable to mutually agree upon the then-current fair market value of the Land and/or the Property Improvements, as applicable, within a period of thirty (30) days following Tenant’s delivery of the FMV Dispute Notice, then within five (5) business days following the end of such thirty (30) day period, each of the Parties will give written notice to the other specifying the name and address of an Appraiser and the Parties will use the appraisal process described in Section 2(b)(iv) to determine the then-current fair market value of the Land and/or the Property Improvements, as applicable, whereupon such determined value(s) shall be used for purposes of calculating the Residual Value Shortfall (if any) hereunder. Within thirty (30) days following the conclusion of the appraisal process, the amount of any Residual Value Shortfall due to Landlord (if any) shall be so paid by Tenant. Any failure of Tenant to timely send an FMV Dispute Notice to Landlord shall be deemed an acceptance by Tenant of Landlord’s determination of the then-current fair market value of the Land and/or the Property Improvements, as applicable (as set forth in the Residual Value Notice). The provisions of this Section 2(c) shall survive the expiration or earlier termination of this Lease.

3. Rent.

(a) Base Rent. Tenant shall pay to Landlord, during the Term, an annual rent amount (the “Base Rent”), exclusive of any other charge to be paid by Tenant, payable in equal, consecutive monthly installments, in advance, without any abatement, deductions, reduction or set-off whatsoever, on the first day of each calendar month throughout the Term and pro rata for any partial month during the Term. The Base Rent as of the Commencement Date shall be Five Million Ninety Thousand Eight Hundred Dollars ($5,090,800.00).

(b) Additional Rent. In addition to Base Rent, Tenant shall pay (to the extent provided in this Lease) all costs and expenses of the development, repair, replacement, management and operation of the Property, including, but not limited to all amounts, liabilities, obligations, and impositions which Tenant assumes or agrees to pay under this Lease, and any fine, penalty, interest, charge, and cost which may be added for nonpayment or late payment of such items (collectively, the “Additional Rent”). The Base Rent and Additional Rent are hereinafter referred to collectively as “Rent”. Landlord shall have all legal, equitable, and contractual rights, powers and remedies provided in this Lease or otherwise available at law or in equity in the case of nonpayment of Rent.

(c) Payment of Rent. All payments of Rent and any other amounts payable by Tenant to Landlord pursuant to this Lease shall be sent to Landlord at Tenant’s election by ACH transfer to Landlord’s bank as directed by Landlord or by check to c/o AIMCO Properties, L.P., 4582 S. Ulster Street, Suite 1700, Denver, CO 80237 or such other address as Landlord may designate in writing to Tenant from time to time, at least five (5) business days prior to any required payment of Rent, without abatement, deductions, reduction or set-off (including, for the avoidance of doubt, in connection with any force majeure events, delays in Tenant’s or Contractor’s (as hereinafter defined) ability to timely complete the Redevelopment (as hereinafter defined) in accordance with the Redevelopment Plans (as hereinafter defined) or otherwise), except as otherwise expressly set forth herein.

(d) Maintenance; Net Lease. It is the intent of Landlord and Tenant that this Lease be absolutely net to Landlord such that Tenant shall be responsible for and pay any and all Operating Costs (defined below) associated with and relating to the Property and this Lease, except as specifically set forth herein with respect to Excluded Taxes (as hereinafter defined). “Operating Costs” means, without limitation, (i) operating costs of the Property (including, without limitation, utilities, maintenance, operations, repairs and replacements, and the cost of supplies, materials and labor directly related to the foregoing), (ii) costs of compliance with all applicable Laws (as hereinafter defined) and matters of record (including, without limitation, easement agreements), (iii) property management fees, (iv) expenses and costs incurred in the management of the Redevelopment, (v) costs of insurance that Tenant is required to maintain, (vi) Taxes and Impositions (as hereinafter defined) and (vii) all other costs and expenses related to the ownership and operation of the Property, whether capital or operating, foreseeable or unforeseeable, latent or patent, structural or non-structural, ordinary or extraordinary, to the extent incurred during the Term. Notwithstanding the foregoing, Operating Costs, for purposes of this paragraph, shall not include (A) Landlord’s internal costs and expenses (including internal legal expenses), (B) costs and expenses (including payments of interest, principal and rent) under Landlord’s financing in connection with the Property, (C) costs and fees of professionals and consultants hired by or on behalf of Landlord in connection with the Property or this Lease (including accountants, attorneys and engineers), and (D) costs and expenses relating to the ownership or operation of the entity that is Landlord and each of its affiliates (including professional and consulting fees, salaries and wages of Landlord’s personnel, and other office and administrative expenses of any kind).

(e) Late Fee; Interest. If payment of any item of Base Rent or Additional Rent shall not be paid within five (5) days of the original due date thereof, then (i) a late fee of three percent (3%) of the amount of the late payment shall be assessed and payable by Tenant to Landlord, and (ii) such late payment shall accrue interest from the date on which such payment was due until such payment has been paid in full, at a rate per annum equal to the lesser of (x) two percent (2%) over the then prime rate published in the Wall Street Journal (or any successor publication) and (y) the maximum rate allowed by Law (the “Default Rate”) for the purpose of defraying Landlord’s administrative expenses incident to the handling of such overdue payments.

4. Taxes and Impositions. Tenant shall pay, as Additional Rent, Impositions (as hereinafter defined) and Real Estate Taxes (as hereinafter defined), as set forth herein.

(a) Real Estate Taxes and Assessments. Subject to Section 4(c) below, Tenant shall pay all Real Estate Taxes (as hereinafter defined) levied, assessed, accruing, or imposed from and after the Commencement Date, which shall become due and payable during the Term with respect to the Property. If any such Real Estate Taxes may, at the option of the taxpayer, be paid in installments, Tenant may exercise the option to pay the same in installments; provided Tenant pays all costs and charges related to such installment payment method. All Real Estate Taxes that shall be assessed with respect to a taxable year or period beginning on or before and ending after the Commencement Date or beginning on or before and ending after the Termination Date shall be apportioned pro rata between Landlord and Tenant on a per diem basis in accordance with the respective number of days in such taxable year or period during which this Lease is in effect. “Real Estate Taxes” shall mean the ad valorem real estate taxes levied against the Property (and the improvements and fixtures located thereon), betterment assessments, special benefit taxes and special assessments levied or imposed against the Property, taxes levied or assessed on gross rentals payable by Tenant to the extent charged, assessed or imposed upon tenants in general which are based upon the rents payable under this Lease, any impact fees levied or assessed, whether or not billed by the taxing authority as a special benefit tax or a special assessment, all taxes levied or assessed on the Property that are in addition to or in lieu of taxes that are currently so assessed, and penalties and interest related to Real Estate Taxes if the applicable Real Estate Tax bills have been forwarded to Tenant in a timely manner; provided, however, that Real Estate Taxes shall not include any Excluded Taxes. “Excluded Taxes” shall mean, without limitation, Landlord’s income taxes, gift taxes, excess profit taxes, excise taxes, franchise taxes, estate, succession, inheritance and realty transfer taxes resulting from the transfer of any direct or indirect interest in the Property by Landlord unless such taxes replace Real Estate Taxes in the future (except as expressly set forth in the last sentence of this Section 4(a)), and any interest or penalty charges resulting solely from Landlord’s failure to promptly deliver the Real Estate Tax bills to Tenant if the applicable taxing authority has forwarded the tax bill to Landlord rather than Tenant. All special benefit taxes and special assessments shall be amortized over the longest time permitted under ordinance and Tenant’s liability for installments of such special benefit taxes and special assessments not yet due shall be paid in full prior to the expiration or termination of this Lease; provided, that the useful life of any such improvements do not extend beyond the expiration of the Term. Tenant shall also pay, directly to the applicable Governmental Authority (as hereinafter defined), any storm water charges, fees and taxes and use and occupancy tax in connection with the Property or any improvements thereon (or in the event Landlord is required by law to collect such tax, Tenant shall pay such use and occupancy tax to Landlord as Rent within thirty (30) days of written demand and Landlord shall remit any amounts so paid to Landlord to the appropriate Governmental Authority in a timely fashion) and deliver evidence of such payment to Tenant within ten (10) days of making such payment or within ten (10) days of receipt of Tenant’s request for such evidence of payment.

(b) Impositions. Subject to Section 4(c) below, Tenant shall pay all assessments, water and sewer rents, rates and charges, levies, license, permit and inspection fees, and other governmental charges, both general and special, of any kind and nature whatsoever, including, without limitation, condominium assessments (general and special) charged to the Property (collectively, the “Impositions” and, together with the Real Estate Taxes, collectively, the “Taxes and Impositions”) which shall be assessed, levied, confirmed, imposed upon, or become due and payable out of or in respect of, or become a lien upon, the Property or the leasehold, or any part thereof or appurtenance thereto during the Term, whether such charges are made directly to Tenant or through or in the name of Landlord. If any such Impositions may, at the option of the taxpayer, be paid in installments, Tenant may exercise the option to pay the same in installments; provided Tenant pays all costs and charges related to such installment payment method.

(c) Payment of Taxes and Impositions. If the Property is taxed separately, then Tenant shall pay all Taxes and Impositions directly to each body, agency, or authority imposing, assessing, levying, or otherwise collecting such Taxes and Impositions, prior to delinquency and in the manner specified by such body, agency, or authority, and shall submit to Landlord evidence of such payment together with a copy of the bill or invoice for such Taxes and Impositions within ten (10) days after making such payment. If, on the other hand, the Property is not taxed separately and is therefore taxed under one tax bill along with other property owned by Landlord (such other property together with the Property shall be collectively referred to herein as the “Tax Parcel”), then Tenant shall pay its proportionate share, as reasonably determined by Landlord and Tenant, of such Taxes and Impositions assessed against the Tax Parcel within ten (10) business days of demand from Landlord. Landlord and Tenant shall in good faith make reasonable efforts to cause the Property to be separately taxed, and to cause all appropriate Governmental Authorities to send directly to Tenant all pertinent statements and bills in respect of the Impositions relating to the Property. Subject to Section 4(c) below, all Taxes and Impositions which Tenant agrees to pay pursuant to this Lease that are not paid prior to delinquency may be paid by Landlord if Tenant fails to pay such Taxes and Impositions within ten (10) days after written notice from Landlord to Tenant. Tenant shall reimburse Landlord for any such payments (including, without limitation, any penalty and interest imposed in connection with Tenant’s failure to pay any Tax or Imposition prior to delinquency) within fifteen (15) days of receipt of an invoice therefor. Interest shall accrue on such unpaid expenditures from the date of Tenant’s receipt of an invoice from Landlord until the date that payment is received by Landlord at the Default Rate.

(d) Tax Liens. Tenant shall keep the Property free and clear of all liens from Taxes and Impositions (except for those created by or through Landlord) and shall, subject to Section 4(c) below, cause the prompt discharge of all liens from Taxes and Impositions (except for those created by or through Landlord) imposed on the Property.

(e) Right to Contest Taxes and Impositions. Tenant may, at its sole cost and expense, contest the amount or validity of Taxes and Impositions upon the Property by appropriate proceedings. Nothing contained herein shall imply any right on the part of Tenant to postpone such payment unless such proceedings and/or security given shall, to the extent the same were paid or given by Tenant, stay both the collection thereof and the sale of the Property to satisfy same. Landlord, at Tenant’s written request and sole cost and expense, shall join in such proceedings if any law shall so require. Tenant will pay such Taxes and Impositions as they are finally levied, assessed or imposed as a result of any such proceeding. If there shall be any refund payable by the Governmental Authority (as hereinafter defined) with respect to any Taxes and Impositions paid by Tenant, Tenant shall be entitled to receive and retain the same.

(f) Limitation on Taxes. Nothing contained herein shall obligate Tenant to pay any general income, inheritance, estate, gift, succession, sales, use or revenue tax (or any substitution therefor) of, or levied or assessed against Landlord; nor any other tax, assessment, charge, or levy (or any substitution therefor) against Landlord with respect to or because of the Rent and other income derived by Landlord under this Lease; nor shall Tenant be deemed obligated to pay any corporation, franchise, capital stock, payroll, excise, privilege, or any other tax of similar nature (or any substitution therefor) which may be levied or assessed against Landlord.

5. Utilities. Tenant shall be solely responsible for installing, arranging for, and maintaining satisfactory utility lines and services to and for the Property or any portion thereof, including, without limitation, water service, gas, oil, sanitary and storm sewer service, electricity, steam, power, telephone and any other communication services, trash collection, and any and all other utility services desired, rendered, or supplied to or in connection with the Property (collectively, the “Utilities”) during the Term. Tenant shall pay prior to delinquency all deposits, rents, costs, tap-in fees and other charges and fees for such Utilities directly to the provider of such Utilities during the Term. Tenant shall, at its sole cost and expense, procure and keep in effect all necessary permits, licenses, and other authorizations required by any Governmental Authority or otherwise required by Laws (as hereinafter defined) and/or utility companies or providers for the proper installation and maintenance upon the Property of the wires, pipes, shafts, ducts, conduits, tubes, and other equipment and appliances for use in supplying any such services to and upon the Property. Landlord shall not be required to furnish any utility lines or services to the Property. Landlord shall, upon written request from Tenant and at no out of pocket cost to Landlord, reasonably cooperate with Tenant in connection with obtaining Utilities and the aforementioned permits, licenses and authorizations and shall provide assistance as reasonably requested by Tenant in connection therewith.

6. Redevelopment.

(a) Development/Redevelopment of the Property. As of the Commencement Date and throughout the Term, the Parties agree that Tenant may, at its election and its sole cost and expense, but subject to the terms and provisions of the Private Restrictions (as hereinafter defined) and applicable Laws, endeavor to cause the development, redevelopment and/or the lease-up of the Property, in each case, in accordance with the Redevelopment Plans (as hereinafter defined) for the Property (the “Redevelopment”); provided that, if and only if Tenant so elects to undertake the Redevelopment, then (i) Tenant agrees that, once Tenant has commenced the Redevelopment (including, without limitation, entering into contracts with one or more Development Professionals (as defined below) or obtaining construction financing, in each case, in connection with the Redevelopment), Tenant shall thereafter use commercially reasonable efforts to then cause the completion of such Redevelopment in accordance with the terms hereof and (ii) the remaining provisions of this Section 6 shall apply and the Parties agree they shall be bound by such provisions. In such event, any such development or redevelopment shall include the construction, erection, alterations, improvements, repairs, renovation, modification and/or installation of signage and other work, on, under, above and to the Property including, without limitation, one or more buildings, parking areas, parking garages, utility lines, conduits and facilities, electricity and power generation facilities, sanitary sewer lines and pump stations, drainage and storm water management systems and similar and dissimilar improvements and facilities, as may be applicable (collectively, the “Improvements”), substantially in accordance with the plans and specifications approved by the MLA Parties with respect to the Redevelopment and attached hereto as Schedule 4 (collectively, the “Redevelopment Plans”) and the terms of any development agreement(s) entered into in connection with the Redevelopment (a “Development Agreement”). Any Improvements shall be constructed in a good and workmanlike manner, using good materials that are comparable to such materials as are commonly used in the construction or redevelopment of similar buildings of similar grade in the city and state in which the Property is located. If the Redevelopment Plans contemplate the development of the Property, then all Improvements, including, without limitation, any building or buildings, building equipment and/or other items, improvements, additions, changes or alterations on the Property, and all drawings, plans, licenses, permits, approvals and other tangible and intangible personal property relating to or used at the Improvements, shall be and remain the sole property of Tenant and, as applicable, those claiming by, through or under Tenant (including subtenants), and Landlord shall have no interest therein or rights with respect thereto until the end of the Term at which time the Improvements, if any, then located on the Property shall become the property of Landlord. The Parties agree that Tenant will bear all market risk for the cost and pace of construction, rental rate achievement and absorption pace, in each case to the extent applicable and as each relates to the Redevelopment; and the terms of this Lease shall not be amended or modified in any respect (including, without limitation, with respect to the Rent amounts payable under this Lease) in connection therewith.

(b) Contractors and Supervision. If the Redevelopment Plans contemplate the development or redevelopment of the Property (or if, during the Term, any capital projects are required on the Property), Tenant shall enter into contracts with such architects, engineers, contractors and other such professionals (each, a “Development Professional”) as may be required to effect such development, redevelopment or other capital project. Any Development Professionals so engaged by Tenant shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (it being agreed that if Landlord does not respond to Tenant’s notice requesting Landlord’s consent to any such Development Professional on or prior to ten (10) Business Days after the date Tenant gives such notice to Landlord, then Landlord shall be deemed to have consented to such Development Professional).

(c) Construction Financing. Tenant shall be solely responsible for procuring and obtaining any new line of credit or asset-level construction financing which Tenant requires in connection with the Redevelopment of the Property, and Tenant shall have the right to grant one or more leasehold mortgages encumbering its leasehold interest in the Property in accordance with the terms of Section 14. The Parties agree that this Lease and the Redevelopment contemplated hereunder shall not require a construction-related completion bond.

(d) Governmental Approvals; Landlord Cooperation. Tenant, at Tenant’s expense, prior to any construction of the Improvements pursuant to the Redevelopment, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Landlord shall have the right to require Tenant to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor designated reasonably by Landlord (provided that the charges imposed by such expeditor are commercially reasonable and such expeditor performs in a reasonable and competent manner) or another expeditor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Upon the request of Tenant, Landlord shall join in and promptly execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with the Improvements (provided that applicable Laws require Landlord to join in such application) and shall otherwise cooperate with Tenant in connection therewith. Tenant shall reimburse Landlord for any reasonable and actual out-of-pocket costs, including, without limitation, reasonable attorneys’ fees, charges and disbursements, that Landlord incurs and pays to an unrelated third party in so joining in such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time, accompanied by reasonable supporting documentation of such costs. Upon completion of the Improvements, Tenant, at Tenant’s expense, shall (i) obtain certificates of final approval for the Improvements to the extent required by any Governmental Authority, and (ii) furnish Landlord with copies of such certificates.

(e) Compliance with Laws. Tenant shall, at its sole cost and expense, comply in all material respects with all federal, state and local laws, rules, ordinances and regulations (including, without limitation, the Americans with Disabilities Act of 1990) (collectively, the “Laws”) applicable to the use, demolition, construction or occupancy of the Improvements. Tenant shall, subject to any terms and conditions set forth in this Lease, diligently take all actions reasonably necessary to obtain, maintain and comply with all governmental, regulatory and administrative permits or approvals (collectively, “Governmental Approvals”) required by any national, federal, state, local, or other government or political subdivision or any agency, authority, board, department, or instrumentality thereof, or any court, arbitrator (to the extent required by the terms of this Lease) or tribunal or quasi-governmental agency (each, a “Governmental Authority”) having jurisdiction over the Property, this Lease, and/or Tenant’s activities on the Property. Tenant shall be responsible for all costs and expenses associated with its activities under this Lease, including obtaining the Governmental Approvals. Landlord shall, upon written request from Tenant and at no material cost to Landlord, reasonably cooperate with Tenant in connection with the Governmental Approvals process and shall provide assistance as reasonably requested by Tenant in connection with obtaining Governmental Approvals.

(f) Compliance with Private Restrictions. Tenant shall not use, occupy or improve the Property, or permit the Property or the Improvements or any part thereof, to be used,

occupied or improved, so as to violate any condominium declaration (or similar documentation) that the Property may be subject to, if any, or any terms, conditions or covenants of any other development-related documentation (including, without limitation, zoning declarations, community benefits agreements, or reciprocal easement agreements), and any recorded easements, restrictions, covenants, or agreements now or hereafter (subject to the terms hereof) affecting the Property (“Private Restrictions”). Tenant shall at all times comply with all affirmative obligations, if any, imposed on Landlord by any Private Restrictions; provided, however, Tenant shall not be responsible for the performance of obligations with which Tenant cannot comply because Tenant is not the fee owner of the Property. After the Commencement Date, Landlord shall not enter into any Private Restrictions affecting the Property without Tenant’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed only if the proposed Private Restrictions or amendment do not increase the cost to Tenant to develop or operate the Improvements or interfere with Tenant’s development or operation of the Improvements for the Allowable Uses).

(g) Inspection, Audit and Reporting Requirements.

(i) In the event that Tenant elects to undertake the Redevelopment, then Landlord shall have the right to engage a construction consultant (the “Construction Consultant”) at Landlord’s sole cost and expense. Further, in the event that Tenant elects to undertake the Redevelopment, Tenant shall reasonably cooperate to permit representatives of Landlord and the Construction Consultant, at reasonable times and on reasonable advance notice, to examine Tenant’s books of record and account, to make copies and abstracts therefrom, and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, in each case solely in connection with the Redevelopment (and by this provision Tenant authorizes said accountants to discuss with such Persons such affairs, finances and accounts, but after prior notice to Tenant of such discussions). Without limiting the foregoing, representatives of the Construction Consultant and Landlord shall have the right at reasonable times and on reasonable advance notice to (a) inspect the Property and all materials to be used in connection with the Redevelopment from time to time and to witness the construction of the Improvements to ensure compliance with the Redevelopment Plans, (b) to conduct such environmental and engineering inspections and studies as Landlord may reasonably require, (c) to examine all detailed plans, shop drawings and change orders in connection with the Redevelopment, and (d) meet with the representatives of any Development Professionals to discuss the status of and issues relating to the Redevelopment (and by this provision Tenant authorizes the Development Professionals to cooperate and discuss with such Persons such construction matters, but after reasonable prior notice to Tenant of such discussions). Upon request, Tenant will furnish Landlord with any items in the possession of, under the control of, or reasonably obtainable by, Tenant, that Landlord or the Construction Consultant may consider reasonably necessary or useful in connection with the performance of any inspection of the Improvements. Without limiting the generality of the foregoing, Tenant shall furnish or cause to be furnished such items as working details, licenses, permits, approvals, certificates of public authorities, zoning ordinances, building codes and copies of the contracts to which Tenant is a party (if applicable).

(ii) Following the date on which construction otherwise commences, Tenant shall provide to Landlord a quarterly reporting package with respect to the ongoing work and construction at the Property in form and substance reasonably agreed upon by the Parties.

(h) Lease-Up of the Property. Tenant will direct the property manager for the Property (the “Property Manager”) to complete the lease-up of the Property in accordance with the terms of the Redevelopment Plans.

(i) Easements. If the Redevelopment Plans contemplate the development of the Property, Tenant shall have the right to enter into agreements with utility companies creating such easements relating solely to the Property in favor of such utility companies as are required in Tenant’s sole discretion; provided, however, any easements or similar agreements made with parties other than providers of utilities shall, unless Landlord consents in writing in advance, which consent shall not be unreasonably withheld, delayed or conditioned, terminate upon the expiration or sooner termination of the Term.

(j) Third Party Property Rights. Except as otherwise expressly limited or prohibited hereunder, Tenant may enter into agreements relating to the acquisition, occupancy, easement, rights of way, or leasing of any real property relating to the construction of the Improvements or operation thereof (including the aggregation and allocation of air rights) (collectively, “Third Party Rights”), provided that no Third Party Rights shall extend beyond the Term of this Lease without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (excepting standard one (1) year residential leases on a form (and for rent amounts) approved by Landlord in connection with any lease-up of the Property). Subject to Landlord’s agreement to be bound by the covenants regarding confidentiality contained in such Third Party Rights, Tenant shall provide all information and documentation to Landlord relating to Third Party Rights as reasonably requested by Landlord from time to time.

7. Environmental.

(a) Restrictions. Tenant shall not bring or otherwise cause to be brought or permit any of its agents, employees, contractors, invitees, subtenants, licensees or occupants to use, generate, transport, treat, dispose of or bring in, on or about any part of the Property (or any improvements erected thereon), any Hazardous Substance (as hereinafter defined); provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar multifamily residential properties, and which are brought, kept, used and disposed of in strict compliance with all applicable Laws.

(b) Hazardous Substances. For purposes of this Section 7, “Hazardous Substance” means any matter giving rise to liability under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. Section 9601 et seq. (including the so-called “Superfund” amendments thereto), any other applicable federal, state or local statute, law, ordinance, rule or regulation governing or pertaining to any hazardous substances, hazardous wastes, chemicals or other materials, including, without limitation, asbestos, polychlorinated biphenyls, radon, petroleum and any derivative thereof or any common law theory based on nuisance or strict liability (all of the foregoing statutes, laws, ordinances, rules, regulations and common law theories being sometimes hereinafter collectively referred to as “Hazardous Materials Laws”). Tenant shall cooperate with Landlord and permit Landlord and all Governmental Authorities reasonable access to the Property in a manner that will not unreasonably interfere with Tenant’s (or any of its occupants’) use of the Property for purposes of operating, inspecting, maintaining and monitoring any environmental controls, equipment, barriers and/or systems required by applicable Hazardous Materials Laws. Except for Known Existing Environmental Conditions to be removed and remediated pursuant to the Development Agreement (if any), if, during the Term, the existence, presence, release, placement on or in the Property or the generation, transportation, storage, treatment or disposal at the Property of any Hazardous Substance (including Unknown Existing Environmental Conditions (as hereinafter defined)) (i) gives rise to liability (including, but not limited to, a response action, remedial action or removal action) under Hazardous Materials Laws; (ii) causes a public health effect; or (iii) pollutes the environment, Tenant, except to the extent such matters were caused by the Indemnified Landlord Parties (as hereinafter defined), shall promptly take any and all remedial and removal action necessary to clean up the Property and mitigate exposure to liability arising from the Hazardous Substance, in accordance with Hazardous Material Laws. For purposes of this Lease, “Known Existing Environmental Conditions” means, collectively, any environmental conditions at the Property disclosed on the most recent Phase I Environmental Assessment available for the Property, such conditions discovered during the performance of the Improvements, Specified Environmental Liabilities (as hereinafter defined) and environmental conditions at the Property known by any of the Indemnified Landlord Parties, and “Unknown Existing Environmental Conditions” means the existence, presence or release of Hazardous Substances in violation of Hazardous Materials Laws at the Property as of the Effective Date, other than the Known Existing Environmental Conditions.

(c) Environmental Audit. Upon request by Landlord during the Term, prior to Tenant’s exercise of any renewal right and/or prior to Tenant’s vacating the Property, Landlord at its sole cost and expense shall have reasonable access to the Property for conducting an environmental audit from an environmental company reasonably acceptable to Landlord, at Landlord’s cost and expense, except as herein provided. In addition, if Landlord has a good faith and reasonable reason to believe that Hazardous Substances in violation of Hazardous Materials Laws exist at the Property, then Landlord shall specify the reasons to Tenant, and if Tenant does not provide information to Landlord’s reasonable satisfaction regarding the suspected presence of Hazardous Substances in violation of Hazardous Materials Laws, Landlord may request that Tenant perform an environmental audit from an environmental company reasonably acceptable to Landlord. If Tenant gives Landlord written notice that Tenant does not intend to perform such audit, or if Tenant fails to complete such audit within thirty (30) days following Landlord’s request, then Landlord may perform such audit (a “Requested Audit”). If any environmental audit discloses the presence of Hazardous Substances, other than Known Existing Environmental Conditions, in violation of Hazardous Materials Laws, then, except to the extent caused by any of the Indemnified Landlord Parties, to the extent the same are in violation of applicable Hazardous Materials Laws and are required to be remediated under Hazardous Materials Laws, Tenant shall perform any required remediation promptly and in all events prior to surrendering possession of the Property to Landlord. If any Requested Audit discloses the presence of Hazardous Substances, other than Known Existing Environmental Conditions, in violation of Hazardous Materials Laws, then, except to the extent caused by any of the Indemnified Landlord Parties, Tenant shall promptly reimburse Landlord for the reasonable out-of-pocket cost of the Requested Audit paid by Landlord to unrelated third parties.

(d) Survival. The provisions of this Section 7 shall survive the expiration or earlier termination of this Lease.

8. Maintenance. Tenant, at its sole cost and expense, shall, or shall cause the Property Manager to, keep and maintain the Property, and all private roadways, sidewalks and curbs appurtenant to the Property and which are under Tenant’s control, in good and safe condition and repair (ordinary wear and tear and damages by fire and other casualty excepted), whether or not the need for such repairs occurs as a result of Tenant’s activities on the Property, the elements or the age of the Property, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, including those necessary to comply with changes in any Laws, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, to the extent such repairs are required hereunder by reason of a condition arising from and after the Commencement Date. Landlord shall not be required to (a) furnish any services, including utilities, or facilities to the Property, (b) make any repairs, replacements, alterations, restorations or renewals of any nature to the Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, except as set forth herein or in the Master Leasing Agreement, or (c) maintain the Property in any way.

9. Alteration; Demolition. In addition to the Improvements, Tenant may make non-structural alterations, additions and improvements (collectively, “Alterations”) to the Property without the consent of Landlord. All Alterations undertaken by Tenant pursuant to this Section 9, and use thereof, shall be in compliance with all then-applicable Laws, Private Restrictions, the Redevelopment Plans and the terms of this Lease.

10. Insurance.

(a) Property Insurance. At all times during the Term, Tenant shall procure and maintain, at its sole expense, physical damage insurance providing physical loss or damage protection against any peril included within the classification “causes of loss – special form property damage” (formerly “all-risk”) (including endorsements for increased costs of compliance, malicious mischief, vandalism, sprinkler leakage, flood, earth movement and boiler and machinery coverage) for the 100% of replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, covering (i) all leasehold and tenant improvements in and to the Property (including the Improvements and subsequent Alterations) and (ii) Tenant’s furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Property (“Tenant’s Property Policy”). The proceeds of such insurance shall be used for the repair and replacement of the property so insured. If such physical damage insurance no longer becomes available in the future, Tenant shall obtain such comparable insurance as is then available. Tenant has the right to satisfy Tenant’s obligations to carry Tenant’s Property Policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Property below the amount required by this Lease.

(b) Liability Insurance. At all times during the Term, Tenant shall procure and maintain, at its sole expense for the protection of Landlord as an additional insured and Tenant as the named insured, commercial general liability insurance applying to the use and occupancy of the Property and the business operated by Tenant (“Tenant’s Liability Policy”). Such insurance shall have a combined single limit of liability of $1,000,000 per occurrence and a general aggregate limit of $2,000,000, and Tenant shall provide in addition excess liability insurance on a following form basis, with overall limits of $5,000,000. All such policies shall be written to apply to bodily injury (including death), property damage and personal injury losses, shall include blanket contractual liability, broad form property damage, completed operations, products liability, host liquor liability, cross liability and severance of interest clauses, and shall include Landlord and its agents, beneficiaries, partners, employees, and any Leasehold Mortgagee of any Leasehold Mortgage (as hereinafter defined) designated by Landlord in writing as additional insureds.

(c) Business Automobile Liability Insurance. At all times during the Term, Tenant shall procure and maintain, at its sole expense for the protection of Landlord as an additional insured and Tenant as the named insured, primary automobile liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Tenant.

(d) Workers Compensation and Employer’s Liability Insurance. At all times during the Term (and prior to the Commencement Date with respect to any use or activity of Tenant hereunder at the Property), Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the state in which the Property is located, and employer’s liability insurance with a limit of $1,000,000 bodily injury each accident; $1,000,000 bodily injury by disease – each person; and $1,000,000 bodily injury by disease policy limit.

(e) Professional Liability Insurance. Professional liability insurance for Tenant including errors and omissions in an amount no less than $5,000,000 per claim for all professionals (other than contractor’s pollution professional noted in (C) below) covering the services under this Lease and under the Development Agreement shall be held and maintained for a minimum of three years following completion of all services (if applicable).

(f) Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance as may be reasonably required from time to time by any Leasehold Mortgagee and shall further at all times maintain adequate coverage required by Law.

(g) Insurer. Tenant shall cause Tenant’s Liability Policy and Tenant’s Property Policy to be issued by a reputable and financially sound insurer that is (i) permitted to do business in the state in which the Property is located and (ii) rated “A-/VII” or better by A.M. Best’s Rating Guide or any successor thereto (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(h) Umbrella Policies. Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Liability Policy with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the Property.

(i) Self-Insurance. Tenant shall have the option, in conjunction with Tenant’s ultimate parent corporation (or any subsidiaries or affiliates thereof), to maintain self insurance or to provide or maintain any insurance required under this Lease under blanket insurance policies maintained by Tenant’s ultimate parent corporation (or any subsidiaries or affiliates thereof), or to provide or maintain insurance through such alternative risk management programs as Tenant’s ultimate parent corporation (or any subsidiaries or affiliates thereof) may provide or participate in from time to time (any such types of insurance programs being referred to herein collectively as “Self-Insurance Programs”). Any such Self Insurance Programs shall not operate to decrease the insurance coverage or limits set forth in this Section 10. Any such Self Insurance Programs shall be deemed to contain all of the terms and conditions applicable to the requirements for Tenant’s insurance contained in this Section 10. If Tenant elects to provide its insurance through a Self-Insurance Program, then, with respect to any claims which may result from incidents occurring during the Term, the insurance provided by such Self Insurance Program shall survive the expiration or earlier termination of this Lease to the same extent as the insurance required would survive.

(j) General Requirements. The insurance requirements identified in this Section 10 shall not be construed to modify, limit or reduce the indemnification requirements set forth herein or Tenant’s liability arising under or out of this Lease. Each policy of insurance required to be carried by Tenant under this Lease must be evidenced by a certificate of insurance, which certificate must also evidence waiver of subrogation as to the Indemnified Landlord Parties on all insurance policies, including workers’ compensation. If policies purchased by Tenant above do not expressly allow the insured to waive rights of subrogation prior to loss, the insured shall cause them to be endorsed with a waiver as required above. The required certificates of insurance shall be delivered no later than the Effective Date, with the exception of any certificates of insurance relating to initial construction of the Property, which shall be delivered no later than fifteen (15) days before the commencement of construction to Landlord at the address designated in this Lease for service of Notice upon Landlord or such other address as Landlord may specify by written notice to Tenant from time to time.

(k) Release; Waiver of Subrogation Property. Landlord and Tenant each hereby release each other from liability for damage to the property of the other to the extent the loss, liability or damage is insured under the property insurance that such party is required to obtain hereunder. Landlord and Tenant shall obtain waivers of subrogation rights by the insurer against Landlord or Tenant, as the case may be, in all property insurance policies affecting any portion of the Property.

(l) Contractor’s Insurance.

(i) With respect to all contractors and subcontractors performing any work on or about the Property (“Contractor”), Tenant shall obtain or shall cause all of such Contractors to obtain, maintain throughout such work, and shall provide evidence reasonably satisfactory to Landlord of the following insurance coverages:

(A) Commercial General Liability insurance all on an occurrence basis in an amount not less than $1,000,000 per occurrence limit per location and/or project for bodily injury and property damage, $1,000,000 personal and advertising injury; $2,000,000 General Aggregate; $2,000,000 Products/Completed Operations Aggregate. Coverage is to include full contractual liability coverage.

(B) Worker’s Compensation insurance in amounts required by law for all employees, and Employer’s Liability insurance with minimum limits as follows: Bodily Injury by Accident $1,000,000 Each Accident, Bodily Injury by Disease $1,000,000 Policy Limit, Bodily Injury by Disease $1,000,000 Each Employee.

(C) Contractor’s pollution liability (CPL) including mold coverage and Professional Liability Insurance including errors and omissions in an amount not less than a minimum of $2,000,000 per loss/claim/occurrence (if applicable).

(D) Professional liability insurance including errors and omissions in an amount no less than $2,000,000 per claim for all other professionals (other than contractor’s pollution professional noted in (C)) covering the services under this Lease and under the Development Agreement and shall be maintained for a minimum of three years following completion of all services (if applicable).

(E) Comprehensive automobile liability, including owned, non-owned and hired vehicles, in the minimum amount of $1,000,000 combined single limit for bodily injury and property damage liability.

(F) Umbrella/Excess Liability insurance all on an occurrence basis be following form over underlying Commercial General Liability, Business Automobile, Employer’s Liability insurance policies with the following minimum limits: (1) $1,000,000 if the aggregate amount of such contract is less than $1,000,000 where the work includes leasehold improvements, repairs and maintenance (no structural work); (2) $2,000,000 if the aggregate amount of such contract with the Contractor is more than $1,000,000 but is less than $5,000,000 where the work includes leasehold improvements, repairs and maintenance (no structural work); (3) $5,000,000 if the aggregate amount of such contract with the Contractor is $5,000,000 or more but is less than $15,000,000; (4) $10,000,000 if the aggregate amount of such contract with the Contractor is $15,000,000 or more but is less than $35,000,000; (5) $25,000,000 if the aggregate amount of such contract with the Contractor is $35,000,000 or more but is less than $75,000,000; and (6) $50,000,000 if the agreement amount of such contract with the Contractor is $125,000,000 and higher; provided, however, that each contract should be reviewed based upon the scope of work, and any project over $150,000,000 should be approved by Landlord in terms of the appropriate Umbrella/Excess limits. In any event, the limits established for the contract must be sufficient for the exposures associated with the construction.

(G) A Certificate of Insurance (on an ACORD form or other equivalent form reasonably acceptable to Landlord) is required to demonstrate compliance with the above noted insurance requirements and should be furnished to Landlord prior to commencement of the applicable work. The Certificate of Insurance must name Landlord, Tenant and their respective subsidiaries and affiliates, owners, trustees, officers, and/or agents as additional insureds under all policies with the exception of sections (B) (Workers Compensation) and (D) (Professional Liability) above. Contractor’s coverage shall be primary and non-contributing with or in excess of any coverage available to Landlord or Tenant. Tenant shall or shall cause Contractor to waive subrogation on all policies including workers’ compensation. Contractor’s insurance certificate must also evidence waiver of subrogation on all insurance policies including the workers compensation. If policies purchased by Contractor do not expressly allow the insured to waive rights of subrogation prior to loss, the insured shall cause them to be endorsed with a waiver as required above in favor of Landlord. Should any of the described policies be cancelled before the expiration date thereof, notice will be delivered in accordance with the policy provisions. The required certificates of insurance shall be delivered to Landlord at the address designated in this Lease for service of Notice upon Landlord or such other address as Landlord may specify by written notice to Tenant from time to time.

(H) Such policies of insurance shall be issued by a reputable and financially sound insurer that is (i) permitted to do business in the state in which the Property is located and (ii) rated “A-/VII” or better by A.M. Best’s Rating Guide or any successor thereto (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(I) Landlord and Tenant acknowledge that during the Term insurance practices, coverages and the forms and content of insurance policies and certificates of insurance may change. Accordingly, Landlord and Tenant agree that on the fifth (5th) anniversary of the Commencement Date, and each five (5) years thereafter, or earlier should the market conditions warrant, Landlord and Tenant shall discuss, in good faith, the implications of such changes in light of the nature of the insurance being maintained by contractors with respect to similar properties meeting the standards observed by prudent operators of facilities similar to the Property in the city and state in which the Property is located, and shall agree in writing, acting reasonably, to change the nature or extent of the insurance or coverages required to be maintained by it pursuant to this Section 10(k)(i) or increase or decrease the amount of any such coverage limits, retention or deductibles, in order to conform reasonably to prudent risk management practices consistent with such standards or change the required minimum ratings of carriers or other provisions of this Section 10(k)(i) in order to conform reasonably to prudent risk management practices consistent with such standards. Notwithstanding the foregoing, Landlord may require Tenant to procure and maintain, or require Tenant’s subtenants to procure and maintain, at any time upon written notice to Tenant during the Term, such policies of insurance with limits as may be required by Landlord’s lender to ensure that no breach exists pursuant to any loan documents to which Landlord may be subject, including, but not limited to, any Lien (as hereinafter defined).

(ii) All Contractor’s liability policies shall be endorsed to be primary and non-contributing and must not contain any residential exclusions nor any exclusions applicable to the contractual work with the policies of any other party being excess, secondary and non-contributing. With the exception only of professional liability coverage, all such insurance shall be issued on an “occurrence” basis, and not on a “claims made” basis coverages shall be maintained until the completion of the work by the applicable professional with “tail” coverage pertaining to such work for the duration of the applicable statute of repose following the completion of the work by the applicable professional. The duration for which coverage for completed operations must be maintained may only be reduced with the express written consent of Landlord, not to be unreasonably withheld, in circumstances where (A) warranted based upon the nature and scope of work; and (B) contractor declines or is unwilling to maintain coverage for the required term set forth herein.

(iii) Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

11. Casualty.

(a) Notice of Casualty. If any Improvements shall be destroyed or damaged in whole or in substantial part by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen (a “Casualty”), Tenant shall give to Landlord prompt written notice thereof (a “Damage Notice”).

(b) Restoration. In the case of any damage to or destruction of the Improvements by Casualty, Tenant shall use its best efforts to, within one hundred eighty (180) days of such Casualty, restore the affected portion of the Improvements (or construct such replacement Improvements as Tenant shall elect in its sole discretion) to substantially the same condition they were in prior to such Casualty, or, if such affected portion is subject to Redevelopment, then to proceed with the development or redevelopment thereof to complete the Redevelopment in accordance with the Redevelopment Plans (the “Restoration Work”). The Restoration Work by Tenant shall be commenced promptly following the Casualty and shall be performed in a good and workmanlike manner and in accordance with applicable Laws in all material respects. The net proceeds of Tenant’s Property Policy (the “Insurance Proceeds”) shall be applied first to the Restoration Work and then as provided in any Leasehold Mortgage and if there is no Leasehold Mortgage, paid to Tenant. Except as set forth below in this Section 11(b), Landlord shall have no interest in any Insurance Proceeds or policies of insurance maintained by Tenant at or which pertain in whole or in part to the Property. Tenant shall be, and any Leasehold Mortgage shall provide that Tenant is, entitled to settle all insurance and other related claims, and to retain and utilize any Insurance Proceeds in accordance with the terms hereof. If, as indicated in the Damage Notice, a substantial portion of the Property is damaged as a result of the Casualty, then, as soon as reasonably practicable following the Casualty, but in any event no later than thirty (30) days after the date of delivery of the Damage Notice to Landlord, Tenant shall deliver to Landlord a written notice (a “Restoration Work Notice”) containing (i) a description of the Restoration Work to be performed and an estimate of the reasonable cost to complete such Restoration Work (a “Cost Estimate”), which such description and Cost Estimate shall be prepared by the developer contracted by Tenant to perform the Redevelopment Work or another developer reasonably acceptable to Landlord, and (ii) an estimate of the amount of the Insurance Proceeds that are or will become available to Tenant in connection with the Casualty. Notwithstanding anything contained in this Section 11 to the contrary, if a substantial portion of the Property is damaged and the amount of the Cost Estimate exceeds the amount of Insurance Proceeds that are or will be available to Tenant, then, unless and except if Landlord agrees to fund such shortfall in connection with the Restoration Work, Tenant shall have the right, at its option, to terminate this Lease, it being expressly acknowledged and agreed that all of Tenant’s obligations hereunder with respect to the Restoration Work are subject to Tenant’s receipt of Insurance Proceeds therefor and payment by Landlord of any shortfall amount. Within fifteen (15) days following its receipt of the Restoration Work Notice, Landlord shall notify Tenant in writing whether Landlord agrees to fund such shortfall; any failure of Landlord to timely provide such notice shall be deemed an election by Landlord not to fund the shortfall. Any right to terminate this Lease pursuant to this Section 11 shall be exercisable by Tenant by delivering written notice thereof to Landlord no later than ninety (90) days following the date of the Casualty; following Tenant’s delivery of such notice, this Lease shall terminate on the last day of the month immediately following the month in which Tenant delivered such notice to Landlord. In the event that Tenant timely notifies Landlord that it elects to terminate this Lease in accordance with the terms of this Section 11, then, notwithstanding anything contained in this Section to the contrary, any Insurance Proceeds which Tenant has received or is entitled to receive in connection with the Casualty, which pertain in whole or in part to the Property (excluding any portion of the Insurance Proceeds that relate to the personal property of Tenant), shall be paid to Landlord on or prior to the date on which this Lease so terminates (or within ten (10) days following Tenant’s receipt of such Insurance Proceeds, to the extent not received by Tenant prior to such date of termination). Notwithstanding any other provision of this Lease to the contrary (but subject to Tenant’s right to terminate this Lease pursuant to this Section 11), Tenant shall not be entitled to any abatement or other reduction of Rent in connection with such event or the period during which Tenant or any occupants of the Property are unable to utilize the Property for their intended uses. The terms of this Section 11 shall survive the expiration or earlier termination of this Lease.

12. Condemnation.

(a) Taking. In the case of a complete or substantially complete taking of the Property, this Lease shall not terminate; and the award shall be split between Tenant and Landlord based on an appraised valuation of their respective interests in the Property, with Tenant receiving the amount equal to the value of its interest in this Lease and the Improvements immediately prior to the taking, and with Landlord receiving the value of its remainder interest in the fee estate after the termination of this Lease. Any balance owed to Leasehold Mortgagees is to be paid solely out of Tenant’s share.

(b) Partial Taking. In the case of a partial taking, Tenant shall elect, in its sole discretion, to either restore the Improvements or construct such replacement Improvements, to the extent possible to effect the Redevelopment as contemplated by the Redevelopment Plans. Such restoration or construction shall be made by Tenant within one hundred eighty (180) days after receipt of notice of a taking. In either such election, the award will first be used to pay the costs of such restoration, and the remainder will be paid to Tenant to the extent, if any, of the diminution in the value of its leasehold interest resulting from the taking (if any, as reasonably determined by the Parties), and Landlord will receive an amount equal to its remainder interest in that portion of the fee estate that was taken. Any Leasehold Mortgage will permit condemnation awards to be paid to Tenant and provide that Tenant has the sole and exclusive right to participate in the adjustment of any claims in connection therewith; and any amount required to be paid to the Leasehold Mortgagees will come solely from Tenant’s share after such restoration or construction of the Property.

(c) Temporary Taking. In the case of a temporary taking, this Lease will continue, Tenant will continue to pay all Rent; and Tenant will receive and retain all awards for such temporary taking payable on account of the use and occupancy (or the displacement of Tenant’s use and occupancy) of the Property.

13. Assignments and Subleases; Transfer by Landlord.

(a) Transfers. Without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion, Tenant shall not, either involuntarily or voluntarily or by operation of law or otherwise, assign, mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or directly or indirectly transfer this Lease or any interest herein, or sublet the Property or any part thereof, or permit the Property to be occupied by anyone other than Tenant or Tenant’s employees (each a “Transfer” and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a “Transferee”). A Transfer shall include, without limitation, any assignment that otherwise occurs by merger, consolidation, reorganization, transfer, or other direct or indirect change in either the Control (as defined below) of Tenant or in the corporate, partnership, or proprietary structure of Tenant or any entity that has a direct or indirect interest in Tenant. Notwithstanding the foregoing, however, a Transfer shall not include any direct or indirect change in either the Control or ownership of Apartment Investment and Management Company or Aimco OP L.P. Any Transfer in violation of the provisions of this Section 13 shall be void and shall constitute an Event of Default (as hereinafter defined).

(b) Permitted Transfers. Notwithstanding anything contained in this Section 13 to the contrary, Tenant may, without the consent of Landlord, (i) grant a collateral assignment and/or a leasehold mortgage or other security instrument to a mortgagee in connection with a loan used to finance the Redevelopment of the Property, (ii) assign this Lease to an Affiliate of Tenant (which remains an Affiliate of Tenant following such Transfer), and (iii) cause the lease-up of the Property in accordance with the Redevelopment Plans. As used herein, “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common Control with, the specified Person. For purposes of this Section 13, “Control” of a Person means (x) the direct or indirect ownership of fifty percent (50%) or more of the equity interests in such Person or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; and “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(c) Sale of Leasehold Interest. Notwithstanding anything contained in this Lease to the contrary, if, following the occurrence of a Termination Trigger, Tenant declines or otherwise fails to timely exercise its option (or does not otherwise have the option) to terminate this Lease pursuant to Section 2(b) hereof, then, at any time thereafter during the Term of this Lease, Tenant shall have the right to sell and assign its interest under this Lease to a third party, subject to (i) Landlord’s Lease Purchase ROFR (as defined below), and, (ii) to the extent Landlord does not exercise its Lease Purchase ROFR, (A) the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and (B) satisfaction of the following conditions: (1) the assignee is of a character and reputation and engaged in a business which is consistent with a multifamily residential property of the class and nature of the Property, (2) such assignee shall have a tangible net worth, after giving effect to the sale, of not less than the greater of the net worth of Tenant as of the Commencement Date or the net worth of Tenant immediately prior to such sale, (3) the satisfaction by Tenant of the conditions set forth in Section 13(d) and (4) the delivery to Landlord of documentation reasonably evidencing the satisfaction of the conditions set forth in this clause (ii) and any other documentation reasonably requested by Landlord (such additional documentation to be delivered to Landlord within five (5) business days following Landlord’s request therefor). In the event Tenant desires to sell and assign its interest under this Lease pursuant to this Section 13(c), Landlord shall have a right of first refusal to acquire such interest (the “Lease Purchase ROFR”). If Tenant receives an offer to so sell and assign its interest hereunder which Tenant is willing to accept (a “Lease Purchase Offer”), Tenant shall, no later than ninety (90) days prior to the date of the proposed sale and assignment of its leasehold interest, send Landlord a written notice (a “Lease Purchase ROFR Notice”) detailing the material terms of the Lease Purchase Offer (including purchase price and closing date), upon receipt of which Landlord will have thirty (30) days to accept or reject such Lease Purchase Offer by delivering to Tenant written notice of the same. If Landlord timely delivers a written notice to Tenant that it intends to exercise its Lease Purchase ROFR and proceed with the acquisition of Tenant’s interest in this Lease, Landlord will pay Tenant the purchase price set forth in the Lease Purchase Offer, and the Parties will close on such Lease Purchase ROFR and this Lease will terminate. To the extent any closing mechanics applicable to the sale of Tenant’s interest in the Property are not set forth in the Lease Purchase Offer, the Parties shall apply the closing mechanics set forth in Section 2(b)(vii). If Landlord expressly declines to exercise, or otherwise fails to timely exercise, its Lease Purchase ROFR, then Landlord shall, within thirty (30) days thereafter, grant or refuse to grant its consent to Tenant’s request to assign its interest under this Lease to the third party making the Lease Purchase Offer; any failure of Landlord to timely grant its consent to such assignment shall be deemed to be a refusal to grant consent. If Landlord so grants its consent to such assignment, then upon and subject to the satisfaction of the conditions set forth in clause (ii) above, Tenant may proceed with the transfer of its interest in this Lease to the third party making the Lease Purchase Offer on the same terms as those set forth therein. If such conditions have not been satisfied and the transfer to such third party has not been consummated on all such terms, in each case, within one hundred eighty (180) days of Landlord so declining (or having been deemed to so decline) to exercise its Lease Purchase ROFR, the Lease Purchase ROFR will be reinstated in accordance with the terms hereof.

(d) Conditions for Assignment. For each permitted assignment of this Lease (including, without limitation, pursuant to Section 13(c) above), Tenant shall comply with the following (provided that any transfer of Tenant’s interest in this Lease pursuant to the exercise of Landlord’s Lease Purchase ROFR will not require satisfaction of the conditions set forth in clauses (i) through (iii) below):

(i) Tenant, at least twenty (20) days prior to the date or the effective date of such assignment, whichever date shall first occur, shall furnish Landlord with the name and business address of the proposed Transferee and the contact information of the manager, general partner, officer or other representative of the proposed Transferee;

(ii) at the time of the Transfer, there shall be no uncured default of Tenant (after the expiration of all applicable notice and cure periods) under this Lease;

(iii) Transferee shall deliver to Landlord, within thirty (30) days after its date or effective date, whichever date shall first occur, an executed copy of the assignment and assumption agreement whereby the Transferee (A) has agreed to assume all obligations of Tenant, including but not limited to those pertaining to Rent, thereafter arising, and (B) has agreed to be bound by all of the covenants, agreements, obligations, terms, provisions and conditions of this Lease, thereafter arising, on the part of Tenant to be fulfilled, performed or observed; and

(iv) in the event that Landlord’s fee interest in the Property is subordinated to the secured interest of a Leasehold Mortgagee pursuant to a Leasehold Mortgage, then, on or prior to the date of any assignment or other Transfer of Tenant’s interest under this Lease, Tenant shall repay to each Leasehold Mortgagee all outstanding indebtedness secured by any Leasehold Mortgage so as to cause the release and discharge of such Leasehold Mortgage as of such date.

(e) Non-Release During Term. Notwithstanding anything herein to the contrary, in the event of any assignment of this Lease, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease (provided, that, an assignment to Landlord pursuant to Section 13(c) shall serve to release Tenant from any liability under this Lease first arising from and after the date of such assignment).

14. Financing and Reporting.

(a) Leasehold Mortgages. In connection with the Redevelopment of the Property, Tenant may from time to time grant one or more mortgages, deeds of trust or other security interests in its leasehold estate under this Lease (a “Leasehold Mortgage”) and assign this Lease as security for such Leasehold Mortgage(s). Such Leasehold Mortgages and any foreclosure, sale or other realization proceeding pursuant to any Leasehold Mortgage granted by Tenant and any deed or assignment in lieu thereof (“Realization Proceedings”) shall not require the consent of Landlord and shall not be subject to the provisions of Section 13 hereof. No Leasehold Mortgage shall place or create any lien or encumbrance affecting Landlord’s interest in the Property or the Improvements. The holder of any Leasehold Mortgage (a “Leasehold Mortgagee”) hereunder shall provide Landlord with notice of such Leasehold Mortgage together with a true copy of such Leasehold Mortgage and the name and address of such Leasehold Mortgagee (“Leasehold Mortgagee Address”). Following receipt of such notice by Landlord, the provisions of this Section 14 shall apply in respect to such Leasehold Mortgage. Tenant shall promptly provide to Landlord copies of the note and other instruments secured by any Leasehold Mortgage and any and all amendments to any such instruments as may be made from time to time.

(b) Consents. No amendment, cancellation, surrender or material modification of this Lease shall be effective with respect to any Leasehold Mortgagee, its successors or assigns unless consented to in writing by such Leasehold Mortgagee.

(c) Default Notice. Landlord shall provide to any Leasehold Mortgagee at the Leasehold Mortgagee Address a copy of any notice of default or notice of termination given by Landlord to Tenant under this Lease and no such notice shall be effective until a copy has been provided to each Leasehold Mortgagee. After receipt or rejection of such notice, any Leasehold Mortgagee shall have the same period as Tenant after receipt of such notice by Tenant to cure such default and Landlord shall accept such performance by or on behalf of any Leasehold Mortgagee as if done by Tenant. A Leasehold Mortgagee shall be entitled to exercise all the rights of Tenant under this Lease. Notwithstanding the provisions of Section 16 of this Lease, if Landlord shall give to Tenant any notice of termination of this Lease, a copy shall be delivered to any Leasehold

Mortgagee at the Leasehold Mortgagee Address and such Leasehold Mortgagee shall have thirty (30) days from receipt of such notice to cure such default (including payment of any sums then due to Landlord under the Lease), or, if such default does not involve the payment of any moneys to Landlord and is of such a nature that it cannot be completely cured within such thirty (30)-day period, to commence curing the same within such thirty (30) days and thereafter to diligently pursue curing the same in good faith, and in any such event this Lease shall not terminate but shall continue in full force and effect.

(d) Defaults. No Leasehold Mortgagee shall be required to cure any default predicated on the bankruptcy, insolvency or similar condition of Tenant. No Leasehold Mortgagee shall be required to pay or discharge any lien on the Tenant’s leasehold estate that is junior in priority to the lien of such Leasehold Mortgage; provided that such lien is not also a lien against Landlord’s interest in the Property. If any default or other obligation of Tenant under this Lease is not reasonably susceptible of being cured or performed by such Leasehold Mortgagee, the same shall not constitute a basis for termination of this Lease (or a condition to entering into a New Lease (as hereinafter defined) as provided in clause (f) below), and this Lease shall continue in full force and effect; provided that such Leasehold Mortgagee shall pay or cause to be paid all monetary sums required to be paid by Tenant under this Lease in accordance with the terms of this Lease and continue in good faith to perform all of Tenant’s other obligations under this Lease that are reasonably susceptible of performance by the Leasehold Mortgagee, and, in addition, such Leasehold Mortgagee, if not enjoined or stayed, shall take steps to acquire or sell Tenant’s interest in this Lease by foreclosure or other Realization Proceedings and prosecute the same to completion with reasonable diligence.

(e) Assignees. No Leasehold Mortgagee, as such, shall be deemed an assignee or Transferee of this Lease so as to require such Leasehold Mortgagee, as such, to assume the performance of any obligations of Tenant hereunder; but the purchaser, assignee or other acquirer of the leasehold estate pursuant to any Realization Proceedings shall be deemed an assignee or Transferee hereunder and shall be deemed to have agreed to perform all the obligations of the Tenant under this Lease from and after the date of such purchase or acquisition, but only so long as such purchaser, assignee, or other acquirer is the owner of the leasehold estate; provided that any Leasehold Mortgagee shall, in connection with a Realization Proceeding, have the right to assign this Lease without the consent of Landlord hereunder.

(f) New Lease. In the event this Lease is terminated due to the default of Tenant, or in connection with the bankruptcy of any party hereto, or for any other reason, Landlord shall provide any Leasehold Mortgagee with written notice thereof and a statement of all defaults of Tenant then known to Landlord and any sums then due under this Lease or that would be due but for such termination. Upon written request by any Leasehold Mortgagee to Landlord within thirty (30) days after the receipt of such notice, Landlord and such Leasehold Mortgagee or its designee (the “New Tenant”) shall enter into a new lease (the “New Lease”) of the Property for the remainder of the term of this Lease, effective as of the date of termination, at the Rent and upon all the terms, covenants and conditions (including any options to renew, but excluding any requirements that are no longer applicable or that have already been fulfilled) of this Lease provided:

(i) Performance. Such Leasehold Mortgagee or the New Tenant shall pay or cause to be paid all sums due to Landlord at the time of execution and delivery of the New Lease regardless of such termination, and all reasonable expenses of Landlord, including reasonable attorneys’ fees, charges and disbursements, incurred by Landlord in connection with the termination of this Lease and the preparation of the New Lease (less any net income actually realized by Landlord from the Property from the date of termination to the date of the beginning of the New Lease); and such New Tenant shall agree to remedy any other defaults of Tenant of which such Leasehold Mortgagee has been notified by Landlord and which are reasonably susceptible of being cured by the New Tenant.

(ii) Priority. Any New Lease made pursuant to this Section shall be prior to any mortgage or other lien, charge or encumbrance on the fee or leasehold title to the Property and the New Tenant shall have the same right, title and interest in and to the Property and the Improvements thereon as Tenant had under this Lease. Landlord shall assign without warranty to the New Tenant any interest of Landlord in and to any subleases of all or any portion of the Property.

(iii) New Lease Priority. If more than one Leasehold Mortgagee shall request a New Lease under this clause (f), Landlord shall enter into a New Lease with the Leasehold Mortgagee or its designee whose mortgage is prior in right. Landlord may rely upon a mortgagee title insurance policy issued by a licensed title insurance company doing business in the county in which the Property is located to determine the priority of any Leasehold Mortgage, without liability to Landlord.

(g) Financial Condition. Any Leasehold Mortgagee, New Tenant or successor to Tenant’s interest under this Lease (or the parent of such Leasehold Mortgagee, New Tenant or successor) shall have a minimum net worth equal to or greater than $100,000,000.

(h) Legal Proceedings. Landlord shall give notice to any Leasehold Mortgagee at the Leasehold Mortgagee Address of any arbitration or legal proceeding between Landlord and Tenant involving obligations under this Lease. Any Leasehold Mortgagee shall have the right to intervene in any such proceedings and be made a party thereto.

(i) No Merger. So long as any Leasehold Mortgage is in existence, unless all Leasehold Mortgagees consent in writing, the fee title to the Property and the leasehold estate of Tenant under this Lease shall not merge but shall remain separate estates, notwithstanding that the fee title and such leasehold estates shall be acquired by the same party.

(j) Bankruptcy. If, in any bankruptcy proceeding, (i) this Lease is rejected by Tenant or a trustee for Tenant, such rejection shall, as between Landlord and any Leasehold Mortgagee, be deemed an assignment of this Lease to such Leasehold Mortgagee (in order of priority, if more than one) made with the consent of Landlord, unless such Leasehold Mortgagee shall reject such deemed assignment by notice in writing to Landlord within 30 days after the later of the date of (A) such rejection or deemed rejection or (B) the approval of such rejection by the bankruptcy court; any such rejection shall not affect the rights of any Leasehold Mortgagee under clause (f) hereof; (ii) this Lease is rejected by Landlord or its trustee, Tenant shall not have the right to treat this Lease as terminated except with the prior written consent of all Leasehold

Mortgagees; and (iii) if the Property is sold or proposed to be sold free and clear of the interest of Tenant under this Lease, each of Tenant and any Leasehold Mortgagees shall be entitled to notice thereof, to contest such sale and to petition for adequate protection of its interest hereunder.

(k) Further Assurances; Subordination.

(i) If any Leasehold Mortgagee requires any modification of this Lease or of any subordination, non-disturbance and attornment agreement or other document to be provided under this Lease, or if any such modification is necessary or appropriate to comply with rating agency requirements, then Landlord shall, at Tenant’s or any Leasehold Mortgagee’s request, promptly execute and deliver to Tenant such instruments in recordable form effecting such modification as such Leasehold Mortgagee or rating agency shall require, provided that any such modification does not modify the Rent or the Term, and does not otherwise materially adversely affect Landlord’s rights, materially increase Landlord’s obligations, or materially decrease Tenant’s obligations under this Lease. If any prospective Leasehold Mortgagee requires any such modification, then Landlord shall execute and deliver such modification, in accordance with and to the extent required by this paragraph, and place such modification in escrow with Landlord’s counsel. Landlord’s counsel shall release such modification upon the closing of such prospective Leasehold Mortgagee’s loan to Tenant.

(ii) Upon the request of any Leasehold Mortgagee, Landlord will agree to subordinate its fee interest in the Property to such Leasehold Mortgagee’s secured interest in the Property pursuant to the Leasehold Mortgage (and any renewal, consolidation, extension, modification or replacement thereof), except to the extent that any such instrument expressly provides that this Lease is subordinate thereto. To the extent any Leasehold Mortgagee does not make such a request, Landlord shall have the right to subordinate or cause to be subordinated its interest in the Property to such Leasehold Mortgage.

(iii) In the event that Landlord’s fee interest in the Property is subordinated to the secured interest of a Leasehold Mortgagee pursuant to a Leasehold Mortgage, then, following the date on which Stabilization of the Property occurs, the amount of any indebtedness secured by such Leasehold Mortgage shall, as of such date, be amortized on a straight-line basis, such that all such indebtedness will be repaid and such Leasehold Mortgage released and discharged on or prior to the Expiration Date. Tenant shall promptly execute and deliver any instruments or other documents which may be reasonably required by Landlord or the Leasehold Mortgagee to effect the foregoing. In the event this Lease terminates prior to the Expiration Date, then on or prior to the date of such earlier termination, Tenant shall repay to the Leasehold Mortgagee all outstanding indebtedness secured by the Leasehold Mortgage so as to cause the release and discharge of the Leasehold Mortgage as of such date.

(l) Landlord’s Mortgages. Landlord shall not grant or create any mortgage, deed of trust or other lien or encumbrance (“Lien”) against Landlord’s interest in the Property or this Lease unless the instrument granting or creating such Lien shall by its terms state that such Lien is subordinate to this Lease and to any New Lease created pursuant to clause (f) hereof. Landlord agrees that, in connection with any Lien existing as of the Effective Date, it will use commercially reasonable efforts to cause any mortgagee or other holder of a security interest in the Property pursuant to such Lien to execute a subordination, non-disturbance and attornment agreement on a form customarily used by and reasonably acceptable to such mortgagee or holder, subordinating such Lien to this Lease and providing that, if any mortgagee or other holder of any Lien described herein (or its designee) succeeds to Landlord’s interest in the Property and this Lease upon a foreclosure of the Lien or other transfer of Landlord’s interest in the Property (including pursuant to a sale of the Property at a foreclosure sale), such successor will attorn to the rights and interests of Tenant under this Lease.

15. Indemnification.

(a) Indemnification by Tenant. Except to the extent caused by the sole negligence, gross negligence or willful misconduct of any of the Indemnified Landlord Parties, Tenant shall defend, indemnify and save harmless Landlord and Landlord’s trustees, and their respective officers, managers, agents directors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Indemnified Landlord Parties”) against all costs (including reasonable attorneys’ fees, charges and disbursements), damages, liabilities, losses, suits or claims (collectively, “Claims”), for bodily or personal injury or property damage occurring during the Term on the Property caused by Tenant or its officers, managers, agents, directors, subsidiaries, affiliates, successors, assigns, invitees, visitors or contractors, and shall, at its own expense, defend, indemnify and save harmless Landlord and the other Indemnified Landlord Parties against all Claims brought against Landlord and/or the other Indemnified Landlord Parties, for which Tenant is responsible for indemnification hereunder, and if Tenant fails to do so, Landlord or any Indemnified Landlord Party (at its option, but without being obligated to do so) may, at the reasonable cost and expense to Tenant and upon notice to Tenant in the manner set forth in Section 18, defend such Claims and Tenant shall pay and discharge any and all judgments, costs, liabilities, losses, and expenses, including reasonable attorneys’ fees, charges and disbursements, that arise therefrom. In no event shall Tenant be liable to Landlord or any Indemnified Landlord Party under this Lease or at law or in equity for punitive damages.

(b) Environmental Indemnity. Except to the extent caused by the sole negligence, gross negligence or willful misconduct of any of the Indemnified Landlord Parties, Tenant shall defend, indemnify and save harmless Landlord and the other Indemnified Landlord Parties against all loss, liability or expense relating to personal, property or economic injury arising from the presence of Hazardous Substances located in, on, or about the Property during the Term caused by Tenant or its officers, managers, agents, directors, subsidiaries, affiliates, successors, assigns, visitors, indemnitees, or contractors.

(c) General Indemnity Provisions. The indemnities in this Section 15 are intended to specifically cover actions brought by the indemnifying party’s own employees, and with respect to acts or omissions during the Term shall survive termination or expiration of this Lease. Tenant shall promptly notify Landlord of casualties or accidents occurring in or about the Property or the release of Hazardous Substances or any notice received by Tenant from any Governmental Authority or other third party with respect to the release of Hazardous Substances. If any action or proceeding is brought against any Indemnified Landlord Party or Indemnified Tenant Party (as defined below), as applicable, then the indemnifying party, upon notice from the indemnified party, shall defend the claim at the indemnifying party’s expense with counsel reasonably satisfactory to the indemnified party. If any action, suit, or proceeding is brought against an indemnified party by reason of any such occurrence, the indemnifying party shall use its best efforts to defend such action, suit, or proceeding. Notwithstanding any provision contained in this Lease to the contrary, Tenant is not obligated to indemnify the Indemnified Landlord Parties against any Claims arising from Known Existing Environmental Conditions.

(d) Indemnification by Landlord. Landlord shall indemnify, defend and hold harmless Tenant and its directors, officers, employees, agents, contractors and attorneys, and their respective successors and assigns (each, an “Indemnified Tenant Party”) from any and all Claims to the extent arising from (x) any acts, intentional omissions, or gross negligence or willful misconduct of Landlord or any person claiming under Landlord, or the contractors, subcontractors, agents, employees, invitees, or visitors of Landlord or any such person, including, without limitation, any and all Claims related to or connected with personal injury (including death of any person) or property damage; and (y) any breach, violation, or nonperformance by Landlord or any person claiming under Landlord or the employees, agents, contractors, subcontractors, invitees, or visitors of Landlord or of any such person, of any term, covenant, or provision of this Lease or any Laws.

(e) Survival. The terms and provisions of this Section 15 shall survive the expiration or earlier termination of this Lease.

(f) Limitation of Liability.

(i) Neither Landlord, Tenant nor their respective agents and employees shall be liable for any loss, injury, death, or damage (including consequential damages) to persons, property, or the other party occasioned by theft, act of God, public enemy, injunction, riot, strike, labor disturbances, insurrection, war, act of terrorism, court order, third party suits which prevent or delay, requisition, order of governmental body or authority, withdrawal of previously committed Governmental Approvals, grants or governmental funding support, the failure of any Governmental Authority to issue permits or approvals in a timely fashion, fire, explosion, falling objects, steam, water, rain or snow, leak or flow of water, rain or snow from the Property or into the Property or from the roof, street, subsurface, or from any other place, or by dampness or from the breakage, leakage, obstruction, or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures of the Property, or from construction, repair, or alteration of the Property, or from any acts or omissions of any other occupant or visitor of the Property, or from any other cause, except to the extent arising from the gross negligence or willful act or omission of the other party and such party’s owners, trustees, directors, officers, employees, agents, contractors and attorneys, and their respective successors and assigns.

(ii) Notwithstanding anything contained herein to the contrary, Tenant agrees that Landlord shall have no personal liability with respect to any of the provisions of this Lease and Tenant shall look solely to the estate and property of Landlord in the Property together with any rents or profits therefrom for the satisfaction of Tenant’s remedies, including, without limitation, the collection of any judgment with the enforcement of any judicial process requiring the payment or expenditure of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms and provisions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord, any of Landlord’s affiliates, subsidiaries, parents or any of each of their (including Landlord’s) respective officers, directors, trustees, shareholders, partners and members shall be subject to levy, execution, or other judicial process for the satisfaction of Tenant’s claims and in the event Tenant obtains a judgment against Landlord, the judgment docket shall be so noted. This Section shall inure to the benefit of Landlord’s successors and assigns.

(iii) Notwithstanding anything contained herein to the contrary, Landlord agrees that Tenant shall have no personal liability with respect to any of the provisions of this Lease and Landlord shall look solely to the estate and property of Tenant in the Property together with any rents or profits therefrom for the satisfaction of Landlord’s remedies, including, without limitation, the collection of any judgment with the enforcement of any judicial process requiring the payment or expenditure of money by Tenant in the event of any default or breach by Tenant with respect to any of the terms and provisions of this Lease to be observed and/or performed by Tenant, and no other assets of Tenant and no other assets of Tenant, any of Tenant’s affiliates, subsidiaries, parents or any of each of their (including Tenant’s) respective officers, directors, shareholders, partners and members shall be subject to levy, execution, or other judicial process for the satisfaction of Landlord’s claims and in the event Landlord obtains a judgment against Tenant, the judgment docket shall be so noted. This Section shall inure to the benefit of Tenant’s successors and assigns.

(iv) To the extent any Liabilities (as defined below) are not specifically allocated herein between the Parties, Tenant agrees to assume all such Liabilities in respect of the Property, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to December 15, 2020 (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after such date). As used in this Section 15, “Liabilities” means any and all liabilities and obligations (but excluding Specified Environmental Liabilities), whether accrued, fixed or contingent, mature or inchoate, known or unknown, including those arising under any Law, demand, claim, action, suit, countersuit, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority, or any judgment of any Governmental Authority or any award of any arbitrator of any kind; and “Specified Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Hazardous Materials Laws or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations), in each case, occurring or existing prior to December 15, 2020, and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

16. Tenant Defaults and Remedies.

(a) Default. It shall be an event of default hereunder (an “Event of Default”) in the event: (i) Tenant shall at any time fail to pay Rent or other monetary amounts herein required to be paid by Tenant and such failure shall continue for five (5) days after receipt by Tenant and any Leasehold Mortgagee of written notice thereof from Landlord or (ii) Tenant shall fail to observe or perform any of the other covenants and agreements required to be performed and observed by Tenant hereunder and any such default shall continue for a period of thirty (30) days after receipt by Tenant and any Leasehold Mortgagee of written notice thereof from Landlord

(provided that if such default is by its nature not reasonably susceptible of being cured within such thirty (30) day period, such 30-day period shall be extended as necessary to provide Tenant the opportunity to cure the default, provided Tenant within said period commences and thereafter diligently proceeds to cure such default without interruption until such cure is completed).

(b) Remedies. In the event that an Event of Default has occurred that has not been cured and is continuing, then Landlord may, at its option:

(i) bring suit for the collection of the Rent or other amounts for which Tenant may be in default, or for the performance of any other covenant or agreement of Tenant hereunder, all without entering into possession of the Property or terminating this Lease; or

(ii) in the case of an Event of Default with respect to a payment of Rent by Tenant to Landlord, re-enter the Property with process of law and take possession thereof, without thereby terminating this Lease, and thereupon Landlord may expel all persons and remove all property therefrom, without becoming liable therefor, and re-let the Property and receive the Rent therefrom, applying the same first to the payment of the reasonable expenses of such re-entry and then to the payment of the Rent accruing hereunder, with the balance, if any, to be held by Landlord for application against future Rent due hereunder. In such event, Landlord shall be obligated to use commercially reasonable good faith efforts to mitigate its damages. The commencement and prosecution of any action by Landlord in forcible entry and detainer, ejectment, or otherwise, or the appointment of a receiver, or any execution of any decree obtained in any action to recover possession of the Property, or any re-entry, shall not be construed as an election to terminate this Lease and, unless this Lease be expressly terminated pursuant to clause (iii) below, such re-entry or entry by Landlord, whether had or taken under summary proceedings or otherwise, shall not be deemed to have absolved or discharged Tenant from any of its obligations and liabilities for the remainder of the Term of this Lease; or

(iii) in the case of an Event of Default with respect to a payment of Rent by Tenant to Landlord, terminate this Lease, re-enter the Property and take possession thereof, provided, however, in no event may Landlord terminate this Lease unless Landlord has first provided Tenant and any Leasehold Mortgagee with written notice of Landlord’s intent to terminate this Lease, and Tenant (or such Leasehold Mortgagee) fails to cure such Event of Default within thirty (30) days following receipt of such termination notice (provided that if such material Event of Default is by its nature not reasonably susceptible of being cured within such additional thirty (30) day cure period, such period shall be extended as necessary to provide Tenant the opportunity to cure such Event of Default, provided Tenant within said period commences and thereafter diligently proceeds to cure such material Event of Default without interruption until such cure is completed). In the event Landlord shall elect to terminate this Lease, all rights and obligations of Tenant, and of any permitted successors or assigns, shall cease and terminate, except that Landlord shall have and retain full right to sue for and collect all Rent of which Tenant shall then be in default and all damages to Landlord by reason of any such breach. In such event, Landlord shall be obligated to use commercially reasonable good faith efforts to mitigate its damages. Tenant shall surrender and deliver up the Property to Landlord and upon any Event of Default by Tenant in so doing, Landlord shall have the right to recover possession by summary proceedings or otherwise and to apply for the appointment of a receiver and for other ancillary relief in such action, provided that Tenant and any Leasehold Mortgagee shall have fifteen (15)

days written notice after such application may have been filed and before any hearing thereon. In such event, Landlord shall again have and enjoy the Property, fully and completely, as if this Lease had never been made. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future Laws in the event of Landlord’s obtaining possession of the Property by reason of the breach or violation by Tenant of any of the covenants and conditions in this Lease contained; or

(iv) in the case of an Event of Default other than with respect to the payment of Rent by Tenant, to cure such Event of Default, and Tenant shall, within thirty (30) days after receipt of a statement thereof, together with reasonable supporting documentation evidencing the expenses incurred by Landlord, reimburse Landlord for any amount reasonably incurred by Landlord to cure such Event of Default. Any sum not paid when due shall accrue interest thereafter at the rate equal to the Default Rate. In the event of an emergency or where necessary to prevent injury to persons or damage to the Property, Landlord may cure any such Event of Default by Tenant prior to expiration of the cure period set forth above, with such notice to Tenant and any Leasehold Mortgagee as is appropriate under the circumstances. In the event Tenant fails to pay Landlord any sum due pursuant to this Section 16(b)(iv) within such thirty (30) day period, Landlord, subject to compliance by Landlord with Section 16(b)(iii) hereof, shall have the same remedies as for non-payment of Rent; or

(v) Landlord may enforce its rights hereunder by claims for specific performance and/or injunctive relief.

All remedies of Landlord herein created and remedies otherwise existing at law or in equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other, but in no event shall Landlord have the right to accelerate the payment of Rent hereunder. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as Landlord shall deem necessary.

17. Representations and Warranties.

(a) Representations and Warranties of Tenant. Tenant represents and warrants to Landlord, as of the date of this Lease and continuing until expiration or earlier termination of this Lease:

(i) Tenant is a duly organized and presently subsisting Delaware limited liability company and is duly authorized to do business, and in good standing under, the laws of the state in which the Property is located.

(ii) Tenant has the right, power, and authority to enter into this Lease and to consummate the transactions contemplated herein in accordance with the terms and conditions hereof.

(iii) The parties executing this Lease on behalf of Tenant have all requisite authority to execute this Lease, and this Lease, as executed, is a valid, legal, and binding obligation of Tenant.

(iv) Neither the execution and delivery of this Lease, nor compliance with the terms and conditions of this Lease by Tenant, nor the consummation of the transactions contemplated herein, constitutes or, to the best of Tenant’s knowledge, will constitute a violation or breach any lease or other instrument to which it is a party or to which Tenant is subject or by which it is bound.

(v) The execution and delivery of this Lease by Tenant has been duly authorized by all necessary company action on the part of Tenant, and no consent is necessary in connection therewith from any court or corporate or Governmental Authority having jurisdiction over Tenant or the subject matter of this Lease.

(vi) To Tenant’s knowledge, there is no administrative agency action, litigation, condemnation or other governmental proceeding of any kind pending against Tenant which would prohibit or materially affect the ability of Tenant to comply with the terms and conditions of this Lease or to consummate the transactions contemplated herein.

(vii) Tenant is not insolvent.

(b) Representations and Warranties of Landlord. Landlord represents and warrants to Tenant, as of the date of this Lease and continuing until the expiration or earlier termination of this Lease:

(i) Landlord is a presently subsisting Delaware limited liability company and is duly authorized to do business, and in good standing under, the laws of the state in which the Property is located.

(ii) Landlord has the right, power, and authority to enter into this Lease and to consummate the transactions contemplated herein in accordance with the terms and conditions hereof.

(iii) The parties executing this Lease on behalf of Landlord have all requisite authority to execute this Lease, and this Lease, as executed, is a valid, legal, and binding obligation of Landlord.

(iv) Neither the execution and delivery of this Lease, nor compliance with the terms and conditions of this Lease by Landlord, nor the consummation of the transactions contemplated herein, constitutes or, to Landlord’s actual knowledge, will constitute a violation or breach of any agreement or other instrument to which Landlord is a party or by which it is bound.

(v) The execution and delivery of this Lease by Landlord has been duly authorized by all necessary corporate action on the part of Landlord and no consent is necessary in connection therewith from any court or Governmental Authority having jurisdiction over Landlord or the subject matter of this Lease.

(vi) Landlord is not insolvent.

18. Notices1. .

(a) Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required or permitted to be given hereunder shall be given in writing and shall be sent by (a) e-mail (provided that a hardcopy of such Notice is provided to the addressee within one (1) business day following the transmittal of such e-mail in the manner hereinafter provided), and (b) one of the following: (i) registered or certified United States mail, postage prepaid, return receipt requested, (ii) a reputable overnight courier that provides a receipt for delivery, or (iii) delivered by hand (against confirmation of delivery), to the Party to be so notified at its address (or e-mail address, if applicable) hereinafter set forth, or to such other address (or e-mail address, if applicable) and Person as may be designated from time to time by any party hereto in the manner provided for in this Section. Any Notice shall be deemed to have been received: (A) on the date of sending by e-mail if sent prior to 5:00 P.M. (Eastern Standard Time) on a business day (otherwise on the next business day), (B) three (3) days after the date such Notice is mailed, (C) one business day after delivery to a reputable overnight courier service if delivered prior to 5:00 P.M. (Eastern Standard Time) on a business day (otherwise on the next business day) and (D) on the date of delivery by hand if delivered prior to 5:00 P.M. (Eastern Standard Time) on a business day (otherwise on the next business day), in each case addressed to the Parties as follows:

To Landlord:

c/o Apartment Income REIT Corp.

4582 S. Ulster Street, Suite 1700

Denver, Colorado 80237

Attention: General Counsel Email: Lisa.Cohn@aimco.com

With a copy to:

c/o Apartment Income REIT Corp.

4582 S. Ulster Street, Suite 1700

Denver, Colorado 80237

Attention: Chief Financial Officer

Email: Paul.Beldin@aimco.com

To Tenant:

c/o Apartment Investment and Management Company

4582 S. Ulster Street, Suite 1450

Denver, Colorado 80237

Attention: General Counsel

Email: Jennifer.Johnson@aimco.com

With a copy to:

c/o Apartment Investment and Management Company

4582 S. Ulster Street, Suite 1450

Denver, Colorado 80237

Attention: Chief Financial Officer

Email: Lynn.Stanfield@aimco.com

(b) Additional Provisions. A notice given by counsel for either Party shall be deemed a valid notice if addressed and sent in accordance with the provisions of this Section. Any Party may change the address (or e-mail address, if applicable) or person to which any such Notices are to be delivered hereunder by furnishing five (5) business days’ prior written notice of such change to the other Parties in accordance with the provisions of this Section. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Each of the Parties hereto waives personal or any other service other than as provided for in this Section. Notwithstanding the foregoing, either Party hereto may give the other Party facsimile or verbal notice of the need of emergency repairs. Notices requesting after hours services may be given by delivery to the Property Manager or any other person on the Property designated by Landlord to receive such notices. Any statements to be delivered by Landlord hereunder and all rent bills may be delivered by Landlord via ordinary United States mail.

19. Mechanic’s Liens. If any mechanic’s, laborer’s, or materialman’s lien shall at any time be filed against the Property, the underlying fee or leasehold, or any part thereof with respect to the performance of any labor or the furnishing of any materials to, by or for Tenant or anyone claiming by, for or under Tenant, Tenant, within thirty (30) days after notice of the filing thereof, shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction, or otherwise (all in accordance with applicable Law). If Tenant fails to timely remove such lien, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord within ten (10) days after demand, the amount so expended by Landlord to remove such lien together with interest at the Default Rate from the date that funds were paid by Landlord. Nothing contained in this Section 19 shall prevent Tenant from challenging the claim made by the Person that filed such mechanic’s lien, provided that Tenant discharges such mechanic’s lien in accordance herewith. Tenant shall not be required to discharge any lien that derives from any act or omission of Landlord. Upon the Expiration Date or any earlier termination of this Lease (excepting a termination event whereby Tenant purchases the Property pursuant to Section 2(b)(iv) hereof), Tenant shall deliver to Landlord lien waivers from the applicable Development Professionals (and any subcontractors and suppliers, as applicable) with respect to any work performed by them in connection with the Redevelopment.

20. Surrender. Upon the Expiration Date or any earlier termination of this Lease (subject to any rights of Tenant to purchase the Property pursuant to Section 2(b)(iv) hereof), Tenant shall quit and peacefully surrender and deliver up the Property, including any Alterations or other Improvements thereon, to the possession and use of Landlord, without delay, free of any outstanding notices of violation issued by any local municipality and in a clean and sightly condition, with all portions of the Improvements in good order and repair, with exceptions for ordinary wear and tear and damage by casualty or condemnation (subject to Sections 11 and 12). Tenant shall assign to Landlord, upon written request from Landlord, without any additional consideration, all right, title and/or interest of Tenant in and to all Third Party Rights, free and clear of all liens and encumbrances.

21. Brokers. Each of Landlord and Tenant represents and warrants to the other that it has not had any dealings with any broker, agent, or finder relating to the transactions contemplated hereby, and each agrees to pay for any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection with this Lease, or any other transactions contemplated hereby resulting from the acts of such party (including any legal fees and costs incurred because of a claim for such fees). The provisions of this Section 21 shall survive any expiration or earlier termination of this Lease.

22. Estoppel Certificates. Tenant shall, within ten (10) business days after receipt of written request from Landlord (but not more than twice per calendar year), deliver to Landlord or any prospective mortgagee or purchaser of Landlord’s interest in the Property, without charge, a certificate certifying that this Lease is in full force and effect, and whether it has been modified (and if there have been modifications, stating them), and whether or not Tenant knows of any default, breach or violation by Landlord under any of the terms of this Lease, and such other matters as may reasonably be requested; and such other matters as may reasonably be requested by Landlord or such prospective mortgagee or purchaser. Landlord shall, within ten (10) business days after receipt of written request from Tenant (but not more than twice per calendar year), deliver to Tenant or any prospective Leasehold Mortgagee or purchaser of Tenant’s interest in the Property, without charge, a certificate certifying that this Lease is in full force and effect, and whether it has been modified (and if there have been modifications, stating them), and whether or not Landlord knows of any default, breach or violation by Tenant under any of the terms of this Lease, and such other matters as may reasonably be requested by Tenant or any such prospective Leasehold Mortgagee or prospective purchaser. Any estoppel certificate requested hereunder by a mortgagee of Landlord or a Leasehold Mortgagee shall be in such form as may be reasonably requested by the requesting mortgagee, and otherwise in conformance with the terms of this Section 22.

23. Memorandum of Lease. Each of Landlord and Tenant covenant and agree that this Lease shall not be recorded. Upon request by either Landlord or Tenant, the parties hereto shall execute a Memorandum of Lease in the form attached as Schedule 3 hereto (the “Memorandum of Lease”). The cost of recording such Memorandum of Lease shall be borne by Tenant; provided, however, that any real property transfer or similar taxes (“Transfer Taxes”) arising from or in connection with a transfer of the Property between Tenant and Landlord (or their designees) will be shared fifty percent (50%) by Landlord and fifty percent (50%) by Tenant, if any (it being agreed that Tenant and Landlord believe that no such Transfer Taxes will be due or payable).

24. Landlord Covenants.

(a) Quiet Enjoyment. Landlord covenants that as of the Commencement Date it will have good and marketable leasehold title to, the Property; that Landlord shall have the full right to make this Lease and that so long as Tenant shall pay the Rent herein provided within the respective times provided therefor, and provided and so long as Tenant timely observes and performs all the covenants, terms and conditions on Tenant’s part to be observed and performed under this Lease, Landlord covenants that Tenant shall peaceably and quietly hold and enjoy the Property for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

(b) Landlord’s Access. Landlord and its agents, contractors, and representatives (“Landlord’s Agents”) shall be permitted to enter upon the Property upon not less than two (2) days prior written notice, during normal business hours, to examine the condition thereof (subject to the rights of tenants and other occupants), provided that Landlord and Landlord’s Agents shall use commercially reasonable efforts to prevent any interruption of the conduct of business at the Property; and further provided that a representative of Tenant may accompany Landlord and Landlord’s Agents on any such entry. In case of emergency, Landlord’s Agents may enter upon the Property with such prior notice to Tenant as is reasonable under the circumstances.

25. Holdover. Should Tenant hold over in possession of the Property after the expiration of the Term, such holding over shall not be deemed to extend the Term or renew this Lease. Landlord’s remedies shall be limited solely to the termination of Tenant’s holdover occupancy and the treatment of Tenant’s occupancy as a month to month tenancy at a rent equal to 125% of the then fair market rent for the Property as reasonably determined by Landlord. In no event shall Tenant be liable to Landlord under this Lease or at law or in equity for special, consequential, or punitive damages or loss profits.

26. Dispute Resolution.

(a) Representatives. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in this Section 26 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Disputes (as defined below) on behalf of the Party appointing such representative.

(b) Arbitration. Any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, enforceability, validity, termination or breach of this Lease, whether arising in contract or tort, between the Parties (each, a “Dispute” and, collectively, “Disputes”) shall first be referred by either Party for amicable negotiations by the Appointed Representatives by providing written notice of such Dispute in the manner provided by Section 18 (a “Dispute Notice”). All documents, communications and information disclosed in the course of such negotiations that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(i) If, for any reason, a Dispute is not resolved in writing by the Appointed Representatives within thirty (30) days of the date of delivery of the Dispute Notice, or if a Party fails to appoint an Appointed Representative within the periods specified herein, such Dispute shall be submitted to final and binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules in effect at the time (the “AAA Rules”), except as modified herein.

(ii) The seat of the arbitration shall be Denver, Colorado.

(iii) The arbitration shall be conducted by three arbitrators. The claimant and respondent shall each appoint one arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two arbitrators so appointed shall appoint the third and presiding arbitrator (the “Chairperson”) within thirty (30) days of the appointment of the second arbitrator.

If any Party fails to appoint an arbitrator, or if the two Party-appointed arbitrators fail to appoint the Chairperson within the time periods specified herein, then any such arbitrator shall, upon any Party’s request, be appointed by the AAA in accordance with the AAA Rules. Any arbitrator selected pursuant to this Section shall be neutral and impartial and shall not be affiliated with or an interested person of any Party; further, any arbitrator appointed by AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with litigation and arbitration involving the multifamily real estate industry and an experienced arbitrator.

(iv) By electing to proceed under the AAA Rules, the Parties confirm that any dispute, claim or controversy concerning the arbitrability of a Dispute or the jurisdiction of the arbitral tribunal, including whether arbitration has been waived, whether an assignee of this Lease is bound to arbitrate, or as to the existence, scope, validity interpretation or enforceability of the Parties’ agreement to arbitrate, shall be determined by the arbitration tribunal.

(v) Each Party shall submit its claims according to the timetable established by the arbitral tribunal. With respect to each claim advanced in the arbitration and/or any claim under the indemnification provisions of Section 15, each side’s submissions shall specify the proposed determination or resolution that it contends the arbitral tribunal should make (and, if applicable, any monetary relief that it contends that the arbitral tribunal should award) (in each case, the “Proposed Award”), which Proposed Award, if applicable, may be expressed as “zero.” As to each claim for monetary relief, each side’s Proposed Award shall also state whether pre- or post-award interest should be awarded, and if so, at what interest rate, and the date from which such interest (if any) should be calculated.

(vi) There shall be only two Proposed Awards (one for each side of the claim). Where there are more than two parties to the arbitration, the arbitral tribunal shall have power to make appropriate directions as to which parties shall comprise each “side” for purposes of submitting Proposed Awards, in every instance to ensure a proper alignment of parties with respect to each such claim.

(vii) In rendering the award or otherwise making any determination or resolution, the Chairperson shall be limited to choosing, without modification, the Proposed Award of one of the sides, according to its determination of which Proposed Award most comports with its assessment of the case. Insofar as monetary relief is claimed, the arbitral tribunal shall not award any monetary relief of any kind except as set forth in this Section 26, provided that this will not limit the power of the arbitral tribunal: (1) to award relief per paragraph (viii) hereof; (2) to apply any statute of limitation that it determines is applicable to any claim; (3) to dismiss or exclude any claim that it determines is: (A) precluded by any part of this Lease, and/or (B) beyond the scope of this Section 26; (4) to receive and determine dispositive motions in accordance with the AAA Rules; and/or (5) to apportion fees/costs per paragraph (ix) hereof.

(viii) In addition to monetary relief, and/or the making of any other determination or resolution that is primarily at issue in the Dispute, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Lease, provided that a claim under the indemnification provisions of Section 15 shall at all times be governed by the procedures set forth in paragraphs (v) through (vii) above.

(ix) The arbitral tribunal shall award the prevailing Party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing Party’s share of the arbitrator fees and AAA administrative costs.

(x) The Parties intend that this agreement to arbitrate shall be valid, enforceable and irrevocable, and any determination, resolution and/or award made or rendered by the arbitration tribunal shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings. Judgment upon any award may be entered in any court of competent jurisdiction, including any court having jurisdiction over any party or any of its assets.

(xi) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. In any such action brought in court for such provisional remedies or enforcement of any award, each of the Parties irrevocably and unconditionally (A) consents and submits to the non-exclusive jurisdiction and venue of the Courts of the State of Colorado and the Federal Courts of the United States of America located within the State of Colorado (the “Colorado Courts”); (B) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Colorado Court; (C) consents to service of process in the manner provided by Section 18 or in any other manner permitted by Law; and (D) WAIVES ANY RIGHT TO TRIAL BY JURY.

(xii) This arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code. The Parties intend that the arbitration tribunal shall apply the substantive Laws of the State of Delaware to any Dispute hereunder, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction.

(xiii) In order to facilitate the comprehensive resolution of related disputes, all claims between the Parties that arise under or in connection with this Lease may be brought in a single arbitration. Upon the request of any Party constituted under this Lease, the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Lease, if the arbitral tribunal determines that (A) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (B) no Party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Lease, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

(xiv) In the event of a Dispute, each Party shall continue to perform its obligations under this Lease in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until this Lease is terminated in accordance with the provisions hereof.

(xv) Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party (A) the existence or status of the arbitration, (B) all information made known and documents produced in the arbitration not otherwise in the public domain, and (C) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right, and in any such case, the Party making such disclosure shall produce only those materials and information that are necessary and shall take reasonable steps to safeguard the confidentiality of the materials and information.

(c) Binding Agreement. The Parties agree that the provisions of this Section 26 bind themselves and their Affiliates, and further agree to take all measures to lawfully cause their Affiliates to abide and be bound by the terms of this Section 26.

27. Miscellaneous.

(a) Waiver. No delay or failure of Landlord or Tenant in exercising any right, power, or privilege, nor any single or partial exercise thereof or abandonment or discontinuance of steps to enforce such a right, power, or privilege, shall preclude any further exercise thereof. Any waiver, permit, consent, or approval of any kind or character on the part of either party of any breach or default under this Lease, or any waiver of any provision or condition of this Lease, must be in writing and shall be effective only to the extent specifically set forth in such writing.

(b) Severability. Wherever possible, each provision of this Lease shall be interpreted in such manner as to be effective and valid under applicable Law. However, if any provision of this Lease is held to be illegal, invalid or unenforceable under present or future Laws, such provisions shall be fully severable, this Lease shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the contract, and the remaining provisions of this Lease shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Lease. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Lease, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

(c) Modifications. No modification, amendment, or waiver of any provision of this Lease will be effective unless the same is in writing and signed, and then such modification, amendment, or waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(d) Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

(e) Entire Agreement; Addendum. This Lease, including the exhibits, schedules, documents and instruments attached hereto, constitutes the entire agreement among the Parties hereto and supersedes any and all prior agreements, understandings, letters of intent, negotiations and discussions, whether written or oral, of the Parties with respect to the subject matter of this Lease. Any additional terms of this Lease now or hereafter mutually agreed upon by the Parties, if any, may be set forth on Schedule 5 attached hereto.

(f) Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument binding on all Parties hereto. The Parties hereto irrevocably and unreservedly agree that this Lease may be executed by way of electronic signatures (including, but not limited to, by way of electronic signatures generated by “DocuSign,” “Adobe Sign” or similar programs or replacements thereto) and delivered by electronic transmission. The delivery by electronic means shall constitute effective execution and delivery hereof, and neither this Lease, nor any part or provision of this Lease, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.

(g) Expenses. Except as otherwise set forth herein, whether or not the transactions contemplated by this Lease shall be consummated, all fees and expenses (including, without limitation, attorneys’ fees, charges and disbursements) incurred by any Party hereto in connection with drafting and negotiating the terms of this Lease shall be borne by such Party.

(h) Interpretation. In this Lease, the singular includes the plural and the plural the singular; words importing any gender include the other genders; the word “or” shall be deemed to include “and/or”; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections, paragraphs (or subdivisions of sections or paragraphs), or exhibits are to those of this Lease unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Lease. Caption and paragraph headings in this Lease are included for convenience of reference only and shall not constitute a part of this Lease for any other purpose. Exhibits to this Lease (including exhibits and schedules to such exhibits), are incorporated into and made a part of this Lease.

(i) No Third-Party Beneficiaries. Except as otherwise set forth herein, this Lease is not intended to, and shall not, confer upon any person other than the parties hereto any rights or remedies hereunder, and no person shall have any right to enforce any rights, duties, or obligations of the parties hereunder other than the parties hereto.

(j) Governing Law and Jurisdiction. This Lease shall be deemed to be made in the state in which the Property is located. THIS LEASE WILL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, EXCLUDING ITS CONFLICT OF LAWS RULES. The Parties hereby irrevocably consent to the exclusive jurisdiction of any state or federal court seated in the state in which the Property is located. The Parties agree that the venue provided above is the most convenient forum.

(k) WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM,

COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR ARISING FROM ANY RELATIONSHIP OF THE PARTIES IN CONNECTION WITH THE FOREGOING, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

(l) Time of the Essence; Business Days. Time is of the essence of the obligations of the Parties hereto. As used herein, “business day” or “Business Day” shall mean any day of the week other than Saturday, Sunday or a day on which banking institutions in the city and state in which the Property is located are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

(m) Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from doing or performing any act or thing required hereunder (but not because of insolvency, lack of funds, or other financial causes) by reason of any acts of God, governmental restriction, strikes, labor disturbances, shortages of materials or supplies, third party suits which delay or prevent, withdrawal of previously committed governmental grants or governmental funding support (provided such delay, prevention, or withdrawal is not due to the acts or omissions of the party claiming force majeure), the failure of any Governmental Authority to issue permits or approvals in a timely fashion (provided the party claiming force majeure has made application and is diligently pursuing approval of the same) or any third-party appeals or contests with respect to any permits or approvals that have been initiated or supported by Landlord, any epidemic or pandemic, any governmentally required closure resulting from any force majeure event, acts of war or terrorism, during the initial construction of the Improvements, any occurrence that is deemed a force majeure under the Development Agreement (as such force majeure provision is reasonably approved by Landlord) or acts or failures to act by the other parties hereto in breach of such party’s obligations (collectively referred to in this Lease as “force majeure” or “Force Majeure”), then such party shall not be liable or responsible for any such delays, and the doing or performing of such act or thing shall be excused for the period during which such performance is rendered impossible due to the force majeure, and the time for performance shall be extended accordingly; provided, however, that (i) such party shall, within thirty (30) days after the beginning of any such delay, have first notified the other party in writing of the cause(s) thereof and requested an extension, and (ii) such party must diligently seek removal or avoidance of the hindrance, and (iii) even though the time for performance may be extended as provided in this Section 27(m), the parties shall remain bound by the other terms, covenants, and agreements of this Lease.

(n) Intentionally Omitted.

(o) Tax Treatment. The Parties agree that this Lease is intended to be treated as a true lease for U.S. federal income tax purposes and will not take any position inconsistent with such treatment.

(p) REIT Protections.

(i) Tenant understands that certain owners of interests in Landlord (each, a “Landlord Parent REIT”) have elected to be classified real estate investment trusts and, as a result, must comply with certain requirements (the “REIT Requirements”), including, without limitation, the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Tenant agrees, and agrees to cause its affiliates and any other parties subject to its control by ownership or contract, upon request of Landlord and at the expense of Landlord, to use its commercially reasonable efforts and cooperate in good faith with Landlord to take actions to ensure that the REIT Requirements are satisfied, provided, however, that Tenant shall not be required to take any actions under this Section 27(p) that would have a material adverse effect on Tenant. Tenant shall notify, and cause its affiliates to notify, Landlord immediately after Tenant or its affiliates becomes aware of any occurrence that could have a material impact on Landlord’s compliance with the REIT Requirements.

(ii) In the event that counsel or independent accountants for any Landlord Parent REIT determine that there exists a material risk that any amounts due to Landlord hereunder would be treated as gross income not described in Section 856(c)(2) or 856(c)(3) of the Code (“Nonqualifying Income”), the amount paid to Landlord pursuant to this Lease in any tax year may not exceed the maximum amount that can be paid to Landlord in such year without causing such Landlord Parent REIT to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income. If the amount payable for any tax year under the preceding sentence is less than the amount that Tenant would otherwise be obligated to pay to Landlord pursuant to this Lease (the “Excess Amount”), then Tenant shall place the Excess Amount in escrow and shall not release any portion thereof to Landlord, and Landlord shall not be entitled to any such amount, unless and until Landlord delivers to Tenant, at the sole option of the applicable Landlord Parent REIT, (A) notice that it has received advice of such Landlord Parent REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (B) a letter from the independent accountants of such Landlord Parent REIT indicating the maximum amount that can be paid at that time to Landlord without causing such Landlord Parent REIT to fail to meet the REIT Requirements for any relevant taxable year, in which case such maximum amount shall be paid to Landlord, or (C) a private letter ruling issued by the Internal Revenue Service to the applicable Landlord Parent REIT indicating that the receipt of any Excess Amount hereunder would not cause such Landlord Parent REIT to fail to satisfy the REIT Requirements. The obligation to pay any amount which is not paid as a result of this provision shall terminate five years from the original date such amount would have been payable without regard to this provision and Landlord shall have no further right to receive any such amount.

(iii) Tenant covenants and agrees that, to further compliance with the REIT Requirements, anything contained in this Lease to the contrary notwithstanding: (A) no assignment of this Lease, subletting of the Property, change in control of Tenant, sale of substantially all of the assets of Tenant, or other transfer (each, a “Lease Transfer”) shall be consummated on any basis such that the rental or other amounts to be paid by the transferee thereunder would be based, in whole or in part, on the income or profits of any person; (B) Tenant shall not consummate a Lease Transfer with any person in which Landlord or any entity owning a direct or indirect interest in Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); and (C) Tenant shall not consummate a Lease Transfer with any person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any occupancy arrangement to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Lease as of the day and year first set forth above.

LANDLORD

AIMCO FITZSIMONS 3A LESSOR, LLC , a Delaware limited liability company

By:	/s/ Paul Beldin
Paul Beldin
Authorized Person

TENANT

FREMONT LESSEE, LLC, a Delaware limited liability company

By:	/s/ Lynn Stanfield
Lynn Stanfield
Authorized Person

[Signature Page to Master Lease Agreement (Fremont)]

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